Exhibit 99.1

THIS IS NOT A SOLICITATION OF ACCEPTANCE OR REJECTION OF

THE PLAN. ACCEPTANCES OR REJECTIONS MAY NOT BE SOLICITED

UNTIL A DISCLOSURE STATEMENT HAS BEEN APPROVED BY THE

BANKRUPTCY COURT.

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE NORTHERN DISTRICT OF TEXAS

FORT WORTH DIVISION

§
§
In re	§	Chapter 11
§
PILGRIM’S PRIDE CORPORATION, et al.,	§	Case No. 08-45664 (DML)
§
§
Debtors.	§
§
	§	JOINTLY ADMINISTERED

DEBTORS’ JOINT PLAN OF REORGANIZATION

UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

WEIL, GOTSHAL & MANGES LLP 200 Crescent Court, Suite 300 Dallas, Texas 75201 (214) 746-7700 767 Fifth Avenue New York, New York 10153 (212) 310-8000 Attorneys for Debtors and Debtors in Possession

Dated: September 17, 2009

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EXHIBITS

Exhibit A – Summary of Terms of Exit Facility

Exhibit B – Stock Purchase Agreement

Exhibit C – Restated Certificate of Incorporation and Restated Bylaws

Exhibit D – Summary of New Employee Incentive Plans

Exhibit D-1 – Short Term Management Incentive Plan

Exhibit D-2 – Long Term Incentive Plan

Exhibit E – List of Initial Directors for the Reorganized Debtors

SCHEDULES

Schedule 1.34 – Compensation and Benefit Programs

Schedule 8.1 – Assumed Executory Contracts and Unexpired Leases

Schedule 8.7 – Insurance Policies to be Rejected

Schedule 8.9 – Certain Contracts to be Rejected

THIS IS NOT A SOLICITATION OF ACCEPTANCE OR REJECTION OF

THE PLAN. ACCEPTANCES OR REJECTIONS MAY NOT BE SOLICITED

UNTIL A DISCLOSURE STATEMENT HAS BEEN APPROVED BY THE

BANKRUPTCY COURT.

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE NORTHERN DISTRICT OF TEXAS

FORT WORTH DIVISION

§
§
In re	§	Chapter 11
§
PILGRIM’S PRIDE CORPORATION, et al.,	§	Case No. 08-45664 (DML)
§
§
Debtors.	§
§
	§	JOINTLY ADMINISTERED

DEBTORS’ JOINT PLAN OF REORGANIZATION

UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

Pilgrim’s Pride Corporation, PFS Distribution Company, PPC Transportation Company, To-Ricos, Ltd., To-Ricos Distribution, Ltd., Pilgrim’s Pride Corporation of West Virginia, Inc., and PPC Marketing, Ltd. (collectively, the “Debtors”) propose the following joint chapter 11 plan of reorganization, pursuant to section 1121(a) of title 11 of the United States Code:

ARTICLE I

DEFINITIONS AND INTERPRETATION

A.	Definitions.

The following terms used herein shall have the respective meanings defined below (such meanings to be equally applicable to both the singular and plural):

1.1. 7  5/8% Indenture means that certain indenture, dated as of January 24, 2007, between PPC and the 7  5/8% Indenture Trustee, pursuant to which the Senior Notes were issued, as such Indenture is or has been amended, modified or supplemented from time to time.

1.2. 7  5/8% Indenture Trustee means HSBC Bank USA, National Association, in its capacity as the successor indenture trustee for the Senior Notes pursuant to the 7  5/ 8% Indenture, or any successor thereto.

1.3. 8  3/8% Indenture means that certain indenture, dated as of January 24, 2007, between PPC and the 8  3/8% Indenture Trustee, pursuant to which the Subordinated Notes were issued, as such Indenture is or has been amended, modified or supplemented from time to time.

1.4. 8  3/8% Indenture Trustee means The Bank of New York, in its capacity as the successor indenture trustee for the Subordinated Notes pursuant to the 8  3/8% Indenture, or any successor thereto.

1.5. 9  1/4% Indenture means that certain indenture, dated as of November 21, 2003, between PPC and the 9  1 /4% Indenture Trustee, pursuant to which the Senior Subordinated Notes were issued, as such Indenture is or has been amended, modified or supplemented from time to time.

1.6. 9  1/4% Indenture Trustee means The Bank of New York, in its capacity as the indenture trustee for the Senior Subordinated Notes pursuant to the 9  1/4% Indenture, or any successor thereto.

1.7. Administrative Claims Bar Date means the deadline for filing proofs of or requests for payment of Administrative Claims, which shall be 60 days after the Effective Date, unless otherwise ordered by the Bankruptcy Court.

1.8. Administrative Claims Objection Deadline means, as applicable, (a) the day that is the later of (i) the first Business Day that is at least 30 days after the Administrative Claims Bar Date and (ii) as to Administrative Expense Claims filed after the Administrative Claims Bar Date, the first Business Day that is at least 30 days after a Final Order is entered deeming the late filed claim to be treated as timely filed or (b) such later date as may be established by the Bankruptcy Court upon request of the Reorganized Debtors without further notice to parties-in-interest.

1.9. Administrative Expense Claim means any Claim constituting a cost or expense of administration of the Chapter 11 Cases allowed under sections 503(b) (including 503(b)(9)), 507(a)(2) and 507(b) of the Bankruptcy Code, including, without limitation, any actual and necessary costs and expenses of preserving the Debtors’ estates, any actual and necessary costs and expenses of operating the Debtors’ business, any actual and necessary costs and expenses of the administration and implementation of the Plan, any indebtedness or obligations incurred or assumed by the Debtors, as Debtors in Possession, during the Chapter 11 Cases, including, without limitation, for the acquisition or lease of property or an interest in property or the rendition of services, any allowances of compensation and reimbursement of expenses to the extent allowed by Final Order under section 330 or 503 of the Bankruptcy Code, and any fees or charges assessed against the Debtors’ estates under section 1930 of chapter 123 of title 28 of the United States Code.

1.10. ADR Procedures Order means the Order Pursuant to Section 105(a) of the Bankruptcy Code, Bankruptcy Rule 9019 and Local Rule 9019.2(I) Establishing Alternative Dispute Resolution Procedures for Resolution of Personal Injury Claims and (II) Granting Related Relief, entered by the Bankruptcy Court on April 9, 2009 [Docket No. 1435].

1.11. Affiliate shall have the meaning ascribed in section 101 of the Bankruptcy Code.

1.12. Allowed means, (i) with respect to a Claim, that (a) such Claim has been listed by the Debtors in the Schedules, as such Schedules may be amended by the Debtors from time to time in accordance with Bankruptcy Rule 1009, as liquidated in amount and not disputed or contingent and no contrary Proof of Claim has been filed or objection interposed by the Debtors prior to entry of the Disclosure Statement Order, (b) a Proof of Claim with respect to such Claim has been timely filed and no objection thereto has been interposed within the time period set forth in Section 7.1 of the Plan or such other applicable period of limitation fixed by the Bankruptcy Code, the Bankruptcy Rules, or the Bankruptcy Court, or an objection thereto has been interposed and such Claim has been allowed in whole or in part by a Final Order, (c) such Claim has been expressly allowed by a Final Order or under the Plan, or (d) such Claim has been compromised, settled, or otherwise resolved pursuant to the authority granted to the Reorganized Debtors pursuant to a Final Order of the Bankruptcy Court or under Sections 7.1, 7.4, or 7.5 of the Plan; provided, however, that only an Equity Interest that is reflected in the stock transfer ledger or similar register of the applicable Debtor on either the Voting Record Date or the Distribution Record Date, as applicable, shall be considered an Allowed Equity Interest.

1.13. Avoidance Actions means any actions commenced, or that may be commenced before or after the Effective Date, pursuant to section 544, 545, 547, 548, 550, or 551 of the Bankruptcy Code.

1.14. BMO means Bank of Montreal, as agent for the lenders that are party, from time to time, to the Prepetition BMO Credit Agreement, and as agent for the DIP Lenders.

1.15. BMO Guarantee Agreement means the Pilgrim’s Pride Corporation Second Amended and Restated Guaranty Agreement, dated as of February 8, 2007.

1.16. BMO Secured Claim means all Claims arising under the Prepetition BMO Credit Agreement and all Claims of BMO, as agent, and lenders thereunder arising under the DIP Financing Order, less all payments made subsequent to the Commencement Date in respect of such Claims under the DIP Financing Order.

1.17. Bankruptcy Code means title 11 of the United States Code, as amended from time to time, as applicable to the Chapter 11 Cases.

1.18. Bankruptcy Court means the United States Bankruptcy Court for the Northern District of Texas, Fort Worth Division, or such other court that exercises jurisdiction over the Chapter 11 Cases.

1.19. Bankruptcy Rules means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code, as amended from time to time, and any Local Rules of the Bankruptcy Court, as applicable to the Chapter 11 Cases.

1.20. Business Day means any day other than a Saturday, a Sunday, or any other day on which banking institutions in New York, New York are required or authorized to close by law or executive order.

1.21. Cash means legal tender of the United States of America.

1.22. Chapter 11 Cases means the cases under chapter 11 of the Bankruptcy Code commenced by the Debtors on December 1, 2008 in the Bankruptcy Court and styled In re Pilgrim’s Pride Corporation, et al., Chapter 11 Case No. 08-45664 (DML) (Jointly Administered).

1.23. Charging Lien means any right of any Indenture Trustee to a Lien upon or other priority in payment with respect to distributions to be made to holders of Note Claims for payment of any Indenture Trustee Fees arising prior to the Effective Date.

1.24. Chief Restructuring Officer means William Snyder of CRG Partners Group LLC, in his capacity as chief restructuring officer for PPC in these Chapter 11 Cases, and his professionals.

1.25. Claim shall have the meaning ascribed to such term in section 101 of the Bankruptcy Code.

1.26. Claims Agent means Kurtzman Carson Consultants LLC, in its capacity as the claims and noticing agent appointed in these Chapter 11 Cases.

1.27. Class means any group of Claims or Equity Interests classified by the Plan as set forth in Article III of the Plan.

1.28. CoBank means CoBank, ACB, as administrative, documentation and collateral agent for the benefit of present and future syndication parties, lead arranger and book manager under the Prepetition CoBank Credit Agreement.

1.29. CoBank Guarantee Agreement means the Amended and Restated Guaranty of Pilgrim Interests, Ltd. to the Lender Group and CoBank, ACB, as Agent, dated as of September 21, 2006.

1.30. CoBank Secured Claim means all Claims arising under the Prepetition CoBank Credit Agreement and all Claims of CoBank, as agent, and lenders thereunder arising under the DIP Financing Order, less all payments made subsequent to the Commencement Date in respect of such Claims under the DIP Financing Order.

1.31. Collateral means any property or interest in property of the Debtors’ estates subject to a Lien, charge, or other encumbrance to secure the payment or performance of a Claim, which Lien, charge, or other encumbrance is not subject to avoidance under the Bankruptcy Code.

1.32. Commencement Date means December 1, 2008, the date on which the Debtors commenced the Chapter 11 Cases.

1.33. Committees means, collectively, the Creditors’ Committee, the Equity Committee, and the Fee Review Committee.

1.34. Compensation and Benefit Programs means the following compensation and benefit programs: the Debtors’ workers’ compensation programs, the Debtors’ 2005 Deferred Compensation Plan, Retirement Plan for Union Employees, Retirement Plan for El Dorado Union Employees, UFCW Pension Plan, the Debtors’ 401k Plan, Severance Plan, programs related to paid time off, vacation, sick and personal days, holiday pay, 2009 Performance Bonus Plan, the Debtors’ Medical, Dental and Vision Plans, the Debtors’ Basic Life, AD&D, and Business Travel Accident Insurance, the Debtors’ Voluntary Accident Insurance Policy, Voluntary Whole Life Insurance Policy, Voluntary Critical Illness Insurance Policy, the Debtors’ Disability Benefits, Flexible Spending Programs, Key Employee Incentive Compensation Agreements, Performance Improvement Plan, Professional Drivers Incentive Program, Attendance Award Program, Incentive Education Program, Referral and Service Awards, Tuition Reimbursement, Chaplain Program, Nurse Line Program, Special Beginnings Maternity Program, Car Allowance Program, and Relocation Program, the Gold Kist Director Emeritus Agreement for Medical Benefits, the Gold Kist Director Emeritus Life Benefits Agreement, the Gold Kist Deferred Compensation Agreements, the Gold Kist Supplemental Executive Retirement Plan, the Gold Kist Executive Savings Plan, the Gold Kist Directors Savings Plan, the Gold Kist Enhanced Defined Contribution Plan, and the Pilgrim’s Pride Pension Plan for Legacy Gold Kist Employees, all as more fully described on Schedule 1.34 hereof.

1.35. Compensation-Related Obligation means a Claim of a present or former employee, officer or director of any of the Debtors in his or her capacity as such, (i) for current or future wages, salary, commissions, or benefits, or (ii) with respect to any Compensation and Benefit Program or any other employment or severance program that has not been rejected or otherwise terminated under this Plan or pursuant to another order of the Bankruptcy Court.

1.36. Confirmation Date means the date on which the Clerk of the Bankruptcy Court enters the Confirmation Order on the docket of the Bankruptcy Court with respect to the Chapter 11 Cases.

1.37. Confirmation Hearing means the hearing to be held by the Bankruptcy Court regarding confirmation of the Plan in accordance with section 1129 of the Bankruptcy Code, as such hearing may be adjourned or continued from time to time.

1.38. Confirmation Order means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code.

1.39. Contingent Claim means any Claim, the liability for which attaches or is dependent upon the occurrence of, or is triggered by, an event, which event has not yet occurred as of the date on which such Claim is sought to be estimated or an objection to such Claim is filed, whether or not such event is within the actual or presumed contemplation of the holder of such Claim and whether or not a relationship between the holder of such Claim and the applicable Debtor now or hereafter exists or previously existed.

1.40. Covered Professionals has the meaning ascribed to such term in the Order Granting Motion for (I) Appointment of a Fee Review Committee and (II) Amendment of the Interim Compensation Order entered on April 29, 2009 [Docket No. 1624 in the Chapter 11 Cases].

1.41. Creditors’ Committee means the statutory committee of unsecured creditors appointed pursuant to section 1102 of the Bankruptcy Code in the Chapter 11 Cases, as may be reconstituted from time to time.

1.42. Debtors means PPC, PFS Distribution Company, PPC Transportation Company, To-Ricos, To-Ricos Distribution, Pilgrim’s Pride Corporation of West Virginia, Inc., and PPC Marketing, Ltd.

1.43. Debtors in Possession means the Debtors in their capacity as debtors in possession in the Chapter 11 Cases pursuant to sections 1101, 1107(a), and 1108 of the Bankruptcy Code.

1.44. DIP Claims means all Claims arising under the DIP Credit Agreement and the DIP Financing Order.

1.45. DIP Credit Agreement means that certain amended and restated postpetition credit agreement entered into as of December 1, 2008, by and among PPC, To-Ricos and To-Ricos Distribution, as guarantors, the DIP Lenders, and BMO, as agent for the DIP Lenders, as amended from time to time.

1.46. DIP Financing Order means the Final Order of the Bankruptcy Court entered on December 30, 2008 authorizing the Debtors to make borrowings under the DIP Credit Agreement.

1.47. DIP Lenders means the several lenders party from time to time to the DIP Credit Agreement.

1.48. Disallowed Claim means a Claim or a portion of a Claim that is disallowed by an order of the Bankruptcy Court or any other court of competent jurisdiction.

1.49. Disbursing Agent means such Entity as is designated pursuant to Section 6.5 of the Plan to be a disbursing agent.

1.50. Disclosure Statement means the disclosure statement with respect to the Plan filed with and approved by the Bankruptcy Court in accordance with section 1125 of the Bankruptcy Code, as such disclosure statement may be amended, modified or supplemented.

1.51. Disputed Claim means, with respect to a Claim or Equity Interest, any such Claim (including any Administrative Expense Claim) or Equity Interest (a) to the extent neither Allowed nor disallowed under this Plan or a Final Order nor deemed Allowed under section 502, 503 or 1111 of the Bankruptcy Code, (b) which has been or hereafter is listed by a Debtor on its Schedules as unliquidated, disputed or contingent and which has not been resolved by written agreement of the parties or a Final Order, or (c) for which a Proof of Claim or interest has been timely filed with the Bankruptcy Court or a written request for payment has been made, to the extent that the Debtors or any party in interest has interposed a timely objection and/or request for estimation prior to the Confirmation Date in accordance with this Plan, which objection or request for estimation has not been withdrawn or determined by a Final Order. Prior to the earlier of the time an objection has been timely filed and the expiration of the time within which to object to such Claim set forth herein or otherwise established by order of the Bankruptcy Court, a Claim shall be considered a Disputed Claim to the extent that (i) the amount of the Claim specified in a Proof of Claim exceeds the amount of the Claim scheduled by the Debtor as not disputed, contingent or unliquidated, and/or (ii) to the extent that any such Claim is classified differently in the Proof of Claim than as set forth on the Debtors’ schedules.

1.52. Distribution Record Date means, (a) with respect to holders of all Claims, the date that is three (3) days after the Confirmation Date, and (b) with respect to Equity Interests, the Effective Date.

1.53. Effective Date means the Closing Date (as specified in section 2.03 of the SPA); provided, however, that the conditions to the effectiveness of the Plan specified in Article 11 of the Plan have been satisfied or waived.

1.54. Entity means a person, corporation, general partnership, limited partnership, limited liability company, limited liability partnership, association, joint stock company, joint venture, estate, trust, unincorporated organization, governmental unit or any subdivision thereof, including, without limitation, the Office of the United States Trustee.

1.55. Equity Committee means the statutory committee of equity security holders appointed pursuant to section 1102 of the Bankruptcy Code in the Chapter 11 Cases, as may be reconstituted from time to time.

1.56. Equity Interest means the interest of any holder of an equity security of any of the Debtors represented by any issued and outstanding shares of common stock or any other instrument evidencing an ownership interest in any of the Debtors, whether or not transferable, or any option, warrant, or right, contractual or otherwise, to acquire any such interest.

1.57. Exit Facility means the credit facility pursuant to the Exit Facility Documents, the material terms of which shall be substantially the same as those set forth on Exhibit A.

1.58. Exit Facility Agent means CoBank, as administrative agent for the Exit Lenders under the Exit Facility.

1.59. Exit Facility Documents means the agreements, documents and instruments to be dated on or about the Effective Date and to be entered into among Reorganized PPC, Reorganized To-Ricos and Reorganized To-Ricos Distribution, as borrowers, the Exit Facility Agent and the Exit Lenders, in respect of a credit facility for an amount not less than $1,750,000,000, and all related documents, instruments and agreements entered into or executed in connection therewith, the proceeds of which shall be available for use by the Reorganized Debtors to, among other things, make distributions under the Plan to the holders of Allowed Claims against the Debtors and to satisfy general working capital requirements of the Reorganized Debtors on and after the Effective Date.

1.60. Exit Financing means any financing arrangement that the Reorganized Debtors enter into on or about the Effective Date in connection with the consummation of the Plan, including the Exit Facility, and any amendments, modifications or supplements thereto.

1.61. Exit Lenders means the lenders under the Exit Facility.

1.62. Fee Review Committee means the committee appointed pursuant to sections 105(a) and 331 of the Bankruptcy Code, Rule 2016(a) of the Federal Rules of Bankruptcy Procedure, and the Guidelines for Compensation and Expense Reimbursement of Professionals as incorporated in General Order 2006-02 to review the fees of Covered Professionals retained by the Debtors in connection with the Chapter 11 Cases.

1.63. Final Order means an order or judgment of the Bankruptcy Court entered by the Clerk of the Bankruptcy Court on the docket in the Chapter 11 Cases, that has not been reversed, vacated, or stayed, and as to which (i) the time to appeal, petition for certiorari, or move for a new trial, reargument, or rehearing has expired, and as to which no appeal, petition for certiorari, or other proceedings for a new trial, reargument, or rehearing shall then be pending, or (ii) if an appeal, writ of certiorari, new trial, reargument, or rehearing thereof has been sought, such order or judgment of the Bankruptcy Court shall have been affirmed by the highest court to which such order was appealed, or certiorari shall have been denied, or a new trial, reargument, or rehearing shall have been denied or resulted in no modification of such order, and the time to take any further appeal, petition for certiorari or move for a new trial, reargument, or rehearing shall have expired; provided, however, that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be filed relating to such order shall not cause such order to not be a Final Order.

1.64. Flow-Through Claim means an Allowed Claim arising from (a) an Ordinary Course Customer Obligation, or (b) an Compensation-Related Obligation; provided, however, that all defenses to any Flow-Through Claim shall be fully preserved and that nothing herein is an admission that any person has a Flow-Through Claim.

1.65. General Unsecured Claim means any Claim against any of the Debtors other than a Priority Non-Tax Claim, a BMO Secured Claim, a CoBank Secured Claim, a Secured Tax Claim, an Other Secured Claim, a Note Claim, an Intercompany Claim, or an Equity Interest.

1.66. Guarantee Agreements means collectively, the BMO Guarantee Agreement and the CoBank Guarantee Agreement.

1.67. Indenture Trustees means the 7  5/8% Indenture Trustee, the 8  3/8% Indenture Trustee, and the 9  1/4% Indenture Trustee, collectively.

1.68. Indenture Trustee Fee Claim means any Claim of any Indenture Trustee for the reimbursement of its reasonable accrued and unpaid fees and expenses under the applicable Indenture.

1.69. Indentures means the 7  5/8% Indenture, the 8  3/8% Indenture, and the 9  1/4% Indenture, collectively.

1.70. Intercompany Claim means any Claim against any Debtor held by another Debtor.

1.71. Lien means any charge against or interest in property to secure payment of a debt or performance of an obligation.

1.72. LTIP means the Long Term Incentive Plan, substantially in the form attached hereto as Exhibit D-2 and having the material terms set forth on Exhibit D.

1.73. Mandatory Exchange Transaction means that right of the Plan Sponsor to convert New PPC Common Stock into equity interests in the Plan Sponsor, as set forth in the Restated Certificate of Incorporation.

1.74. New Employee Incentive Plans means the STIP and the LTIP.

1.75. New PPC Common Stock means the shares of common stock to be issued by Reorganized PPC, having the material terms set forth in the Restated Certificate of Incorporation.

1.76. Note Claims means all Senior Note Claims, Subordinated Note Claims and Senior Subordinated Note Claims, collectively.

1.77. Notes means the Senior Notes, Subordinated Notes, and the Senior Subordinated Notes.

1.78. Ordinary Course Customer Obligation means any obligation of any Debtor or Debtors to any customer of such Debtor or Debtors incurred in the ordinary course of business conducted between such Debtor or Debtors and such customer.

1.79. Other Secured Claim means any Secured Claim other than a Secured Tax Claim, a BMO Secured Claim, or a CoBank Secured Claim.

1.80. Pilgrim’s Pride means, collectively, PPC and its debtor and non-debtor affiliates.

1.81. Plan means this Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code, including the Plan Documents, the Plan Supplement, and the exhibits and schedules hereto and thereto, as the same may be amended or modified from time to time in accordance with the provisions of the Bankruptcy Code and the terms of the Plan.

1.82. Plan Sponsor means JBS USA Holdings, Inc.

1.83. Plan Supplement means the document (as may be amended, modified or supplemented) containing the forms of documents specified in Section 13.10 of the Plan.

1.84. PPC means Pilgrim’s Pride Corporation, a Delaware corporation.

1.85. PPC Common Stock means the shares of common stock of PPC issued and outstanding immediately prior to the Effective Date, excluding any shares of restricted stock of PPC as to which any conditions to vesting shall not have lapsed or shall not have been satisfied as of the Effective Date.

1.86. Prepetition BMO Credit Agreement means that certain Fourth Amended and Restated Credit Agreement, dated as of February 8, 2007, among PPC, BMO, as agent, the lenders from time to time party thereto, SunTrust Bank, as syndication agent and U.S. Bank National Association and Wells Fargo Bank, National Association, as co-documentation agents, as may have been amended from time to time.

1.87. Prepetition CoBank Credit Agreement means that 2006 Amended and Restated Credit Agreement (Convertible Revolving Loan and Term Loan), dated as of September 21, 2006, by and among PPC, CoBank, as administrative, documentation and collateral agent for the benefit of present and future syndication parties, lead arranger and book manager, Agriland, FCS, as co-syndication agent and a syndication party, the other agents and syndication parties signatory thereto, as may have been amended from time to time.

1.88. Priority Non-Tax Claim means a Claim entitled to priority in payment as specified in section 507(a) of the Bankruptcy Code (other than a Priority Tax Claim or an Administrative Expense Claim).

1.89. Priority Tax Claim means any Claim of a governmental unit of the kind entitled to priority in payment as specified in sections 502(i) and 507(a)(8) of the Bankruptcy Code.

1.90. Proof of Claim means any proof of Claim filed by any holder of a Claim in these Bankruptcy Cases; provided, however, that Proof of Claim shall not include any (i) request for administrative expense status pursuant to section 503(b)(9) of the Bankruptcy Code, or (ii) request for reclamation pursuant to section 546(c) of the Bankruptcy Code.

1.91. Reorganized Debtors means each of the Debtors, as reorganized as of the Effective Date in accordance with the Plan, and their successors.

1.92. Reorganized Debtor Constituent Documents means the bylaws, certificates and/or articles of incorporation, partnership agreements, limited liability company membership agreements, and other organizational documents as applicable, for each of the Reorganized Debtors, as amended and restated as of the Effective Date, among other things, to (a) prohibit the issuance of non-voting equity securities by such Debtor as required by section 1123(a)(6) of the Bankruptcy Code, and (b) otherwise give effect to the provisions of the Plan including, without limitation, the Restated Certificate of Incorporation and Restated Bylaws.

1.93. Reorganized PPC means PPC, as reorganized as of the Effective Date in accordance with the Plan.

1.94. Reorganized To-Ricos means To-Ricos, Ltd., as reorganized as of the Effective Date in accordance with the Plan.

1.95. Reorganized To-Ricos Distribution means To-Ricos Distribution, Ltd., as reorganized as of the Effective Date in accordance with the Plan.

1.96. Resolved Disputed Claim means any Disputed Claim that is resolved pursuant to (i) Final Order of the Bankruptcy Court, or (ii) a settlement agreement between the holder of such Disputed Claim and the Debtors or Reorganized Debtors or any one of them.

1.97. Restated Bylaws means the amended and restated bylaws to be adopted by PPC, which will be effective upon the Effective Date, substantially in the form of Exhibit C, as may be amended prior to the Confirmation Date with the consent of the Plan Sponsor.

1.98. Restated Certificate of Incorporation means the amended and restated certificate of incorporation to be adopted by PPC and filed with the Secretary of State of State of Delaware on the Effective Date or as soon as practicable thereafter, substantially in the form of Exhibit C, as may be amended prior to the Confirmation Date with the consent of the Plan Sponsor.

1.99. Schedules means the schedules of assets and liabilities and the statements of financial affairs filed by the Debtors pursuant to section 521 of the Bankruptcy Code, Bankruptcy Rule 1007, and the Official Bankruptcy Forms of the Bankruptcy Rules, as such schedules and statements may be supplemented or amended on or prior to the Effective Date.

1.100. Secured Claim means any Claim (other than a DIP Claim) that is secured by a Lien on Collateral, to the extent such lien is valid, perfected, and enforceable under applicable law and is not subject to avoidance under the Bankruptcy Code or applicable non-bankruptcy law, and only to the extent of the value of such Collateral, as determined in accordance with section 506(a) of the Bankruptcy Code, or, in the event that such Claim is subject to a permissible setoff under section 553 of the Bankruptcy Code, to the extent of such permissible setoff; provided that to the extent that the value of such interest is less than the amount of the Claim which has the benefit of such security, the unsecured portion of such Claim shall be treated as an Unsecured Claim unless, in any such case, the class of which such Claim is a part makes a valid and timely election in accordance with section 1111(b) of the Bankruptcy Code to have such Claim treated as a Secured Claim to the extent allowed.

1.101. Secured Tax Claim means any Secured Claim that, absent its secured status, would be entitled to priority in right of payment under section 507(a)(8) of the Bankruptcy Code (determined irrespective of any time limitations therein).

1.102. Senior Notes means those certain 7  5/8% senior notes due May 1, 2015, issued on January 24, 2007 by PPC in the aggregate amount of $400 million.

1.103. Senior Note Claims means all Claims arising under any of the Senior Notes, which shall include interest from and after the Commencement Date at the non-default, contract rate.

1.104. Senior Subordinated Notes means those certain 9  1/4% senior subordinated notes due November 15, 2013, issued on November 21, 2003 by PPC in the aggregate amount of $6.996 million.

1.105. Senior Subordinated Note Claims means all Claims arising under any of the Senior Subordinated Notes, which shall include interest from and after the Commencement Date at the rate of at the non-default, contract rate.

1.106. SPA means the Stock Purchase Agreement between the Plan Sponsor and PPC, as the same may be amended, modified, or supplemented from time to time, attached hereto as Exhibit B, and all documents executed in connection therewith pursuant to which the Plan Sponsor shall purchase New PPC Common Stock in the amount set forth in the SPA.

1.107. STIP means the Short Term Management Incentive Plan, substantially in the form attached hereto as Exhibit D-1 having the material terms set forth on Exhibit D.

1.108. Stockholders Agreement means the Stockholders Agreement between Reorganized PPC and the Plan Sponsor to be entered into on the Effective Date or as soon as practicable thereafter, in the form of Exhibit A that is attached to the SPA.

1.109. Subordinated Notes means those certain 8  3/8% senior subordinated notes due May 1, 2017, issued on January 24, 2007 by PPC in the aggregate amount of $250 million.

1.110. Subordinated Note Claims means all Claims arising under any of the Subordinated Notes, which shall include interest from and after the Commencement Date at the non-default, contract rate.

1.111. To-Ricos means To-Ricos, Ltd., a Bermuda company.

1.112. To-Ricos Distribution means To-Ricos Distribution, Ltd., a Bermuda company.

1.113. Unliquidated Claim means any Claim, the amount of liability for which has not been fixed, whether pursuant to agreement, applicable law, or otherwise, as of the date on which such Claim is sought to be estimated or an objection is filed.

1.114. Voting Record Date means the record date or dates(s) for voting on the Plan that is designated in the order of the Bankruptcy Court approving the Disclosure Statement.

B.	Interpretation; Application of Definitions and Rules of Construction.

Unless otherwise specified, all section or exhibit references in the Plan are to the respective section in, or exhibit to, the Plan, as the same may be amended, waived, or modified from time to time. The words “herein,” “hereof,” “hereto,” “hereunder,” and other words of similar import refer to the Plan as a whole and not to any particular section, subsection, or clause contained therein. Whenever the words “include”, “includes” or “including” are used in the Plan, they are deemed to be followed by the words “without limitation.” A term used herein that is not defined herein shall have the meaning ascribed to that term in the Bankruptcy Code. The rules of construction contained in section 102 of the Bankruptcy Code shall apply to the Plan. Words denoting the singular number shall include the plural number and vice versa, as appropriate, and words denoting one gender shall include the other gender and the neuter and words denoting the neuter shall include any applicable gender. In the event that a particular term of the Plan (including any exhibits or schedules hereto) conflicts with a particular term of the definitive documentation required to be implemented pursuant to the terms of the Plan or any settlement or other agreement contemplated hereunder, the definitive documentation shall control and shall be binding on the parties thereto. The headings in the Plan are for convenience of reference only and shall not limit or otherwise affect the provisions of the Plan.

ARTICLE II

PROVISIONS FOR PAYMENT OF ADMINISTRATIVE

EXPENSE CLAIMS AND PRIORITY TAX CLAIMS

Administrative Expense Claims and Priority Tax Claims are not designated as classes of Claims for purposes of the Plan or for purposes of sections 1123, 1124, 1125, 1126 or 1129 of the Bankruptcy Code, and are not entitled to vote on the Plan.

2.1. Administrative Expense Claims.

(a) Time for Filing Administrative Claims. The holder of an Administrative Expense Claim, other than (i) a claim covered by sections 2.2, 2.3, or 2.4 hereof, (ii) a liability incurred and payable in the ordinary course of business by a Debtor (and not past due), (iii) an Administrative Expense Claim that has been Allowed on or before the Effective Date, or (iv) a claim subject to section 503(b)(9) of the Bankruptcy Code, must file with the Bankruptcy Court and serve on the Debtors, the Reorganized Debtors, and the Office of the United States Trustee, notice of such Administrative Claim on or prior to the Administrative Claim Bar Date. Such notice must include at a minimum (A) the name of the Debtor(s) which are purported to be liable for the Claim, (B) the name of the holder of the Claim, (C)

the amount of the Claim, and (D) the basis of the Claim. Failure to file and serve such notice timely and properly shall result in the Administrative Expense Claim being forever barred and discharged.

(b) Allowance of Expense Administrative Expense Claims. An Administrative Expense Claim with respect to which notice has been properly filed and served pursuant to Section 2.1(a) shall become an Allowed Administrative Expense Claim if no objection is filed on or prior to the Administrative Claims Objection Deadline. If an objection is timely filed, the Administrative Expense Claim shall become an Allowed Administrative Expense Claim only to the extent allowed by Final Order or settled, compromised, otherwise resolved by the Debtors or Reorganized Debtors pursuant to section 7.4 of the Plan.

(c) Payment of Allowed Administrative Expense Claims. Except to the extent that a holder of an Allowed Administrative Expense Claim (other than a claim covered by sections 2.2, 2.3, or 2.4 hereof) agrees to a less favorable treatment, each Allowed Administrative Expense Claim (including any Allowed Claim asserted under section 503(b)(9) of the Bankruptcy Code) shall be paid by the Reorganized Debtors in full, in Cash, in an amount equal to the unpaid portion of such Allowed Administrative Expense Claim on or as soon as reasonably practicable following the later to occur of (a) the Effective Date and (b) the date on which such Administrative Expense Claim shall become an Allowed Claim; provided, however, that Allowed Administrative Expense Claims (other than a claim covered by sections 2.2, 2.3, or 2.4 hereof) against any of the Debtors representing liabilities incurred in the ordinary course of business by any of the Debtors, as Debtors in Possession, or liabilities arising under loans or advances to or other obligations incurred by any of the Debtors, as Debtors in Possession, whether or not incurred in the ordinary course of business, shall be paid by the Debtors in the ordinary course of business, consistent with past practice and in accordance with the terms and subject to the conditions of any agreements governing, instruments evidencing, or other documents relating to such transactions.

2.2. Professional Compensation and Reimbursement Claims.

The Bankruptcy Court shall fix in the Confirmation Order a date for the filing of, and a date to hear and determine, all applications for final allowance of compensation for services rendered or reimbursement of expenses incurred through and including the Confirmation Date under sections 328 and 330 of the Bankruptcy Code or applications for allowance of Administrative Expense Claims arising under section 503(b)(2), 503(b)(3), 503(b)(4), or 503(b)(5) of the Bankruptcy Code. Unless otherwise agreed to by the claimant and the Debtors or the Reorganized Debtors, as applicable, the Allowed Administrative Expense Claims arising under section 330, 331, 503(b)(2), 503(b)(3), 503(b)(4), and 503(b)(5) of the Bankruptcy Code shall be paid in full, in Cash, as soon as practicable following the later to occur of (a) the Effective Date and (b) the date upon which any such Administrative Expense Claim becomes an Allowed Administrative Expense Claim. The Debtors and the Reorganized Debtors, as applicable, are authorized to pay compensation for services rendered or reimbursement of expenses incurred after the Confirmation Date and until the Effective Date in the ordinary course of business and without the need for Bankruptcy Court or Fee Review Committee approval.

2.3. Indenture Trustee Fee Claims.

Notwithstanding any provision contained in this Plan to the contrary, unless otherwise agreed to by an Indenture Trustee and Reorganized PPC, all Indenture Trustee Fee Claims and fees for services related to distributions pursuant to the Plan shall be paid in Cash on the Effective Date by Reorganized PPC as Administrative Expense Claims, without the need for application to, or approval of, any court. The Indenture Trustee’s Charging Lien will be discharged solely upon payment in full of the Indenture Trustee Fee Claims. Nothing herein shall be deemed to impair, waive or discharge the Charging Lien for any fees and expenses not paid by Reorganized PPC.

2.4. DIP Claims.

Except to the extent that a DIP Lender agrees to a different treatment, the DIP Claims shall be paid in full, in Cash, as soon as reasonably practicable following the Effective Date.

2.5. Priority Tax Claims.

Except to the extent that a holder of an Allowed Priority Tax Claim has been paid by the Debtors prior to the Effective Date or agrees to a less favorable treatment, each holder of an Allowed Priority Tax Claim shall receive, at the sole option of the Reorganized Debtors, (a) Cash in an amount equal to such Allowed Priority Tax Claim on or as soon as reasonably practicable following the later to occur of (i) the Effective Date and (ii) the date on which such Priority Tax Claim shall become an Allowed Priority Tax Claim, (b) equal semi-annual Cash payments in an aggregate amount equal to such Allowed Priority Tax Claim, together with interest at the applicable non-bankruptcy rate, commencing upon the later of the Effective Date and the date such Priority Tax Claim becomes an Allowed Priority Tax Claim, or as soon thereafter as is practicable and continuing over a period ending no later than five (5) years after the Commencement Date, or (c) such other treatment as shall be determined by the Bankruptcy Court to provide the holder of such Allowed Priority Tax Claim deferred Cash payments having a value, as of the Effective Date, equal to such Allowed Priority Tax Claim.

ARTICLE III

CLASSIFICATION OF CLAIMS AND EQUITY INTERESTS

The following table designates the Classes of Claims against and Equity Interests in the Debtors and specifies which of those Classes are (i) impaired or unimpaired by the Plan and (ii) entitled to vote to accept or reject the Plan in accordance with section 1126 of the Bankruptcy Code or either deemed to accept or deemed to reject the Plan.

Class	Designation	Status	Entitled to Vote?
Classes 1 (a)-(g)	Priority Non-Tax Claims against PPC, PFS Distribution Company, PPC Transportation Company, To-Ricos, To-Ricos Distribution, Pilgrim’s Pride Corporation of West Virginia, Inc., and PPC Marketing, Ltd., as applicable	Unimpaired	No (deemed to accept)

Classes 2 (a)-(c)	BMO Secured Claims against PPC, To-Ricos and To-Ricos Distribution, as applicable	Unimpaired	No (deemed to accept)

Class 3	CoBank Secured Claims against PPC	Unimpaired	No (deemed to accept)

Classes 4(a)-(g)	Secured Tax Claims against PPC, PFS Distribution Company, PPC Transportation Company, To-Ricos, To-Ricos Distribution, Pilgrim’s Pride Corporation of West Virginia, Inc., and PPC Marketing, Ltd., as applicable	Unimpaired	No (deemed to accept)

Classes 5(a)-(g)	Other Secured Claims against PPC, PFS Distribution Company, PPC Transportation Company, To-Ricos, To-Ricos Distribution, Pilgrim’s Pride Corporation of West Virginia, Inc., and PPC Marketing, Ltd., as applicable	Unimpaired	No (deemed to accept)

Classes 6(a)-(c)	Note Claims against PPC	Unimpaired	No (deemed to accept)

Classes 7(a)-(g)	General Unsecured Claims against PPC, PFS Distribution Company, PPC Transportation Company, To-Ricos, To-Ricos Distribution, Pilgrim’s Pride Corporation of West Virginia, Inc., and PPC Marketing, Ltd., as applicable	Unimpaired	No (deemed to accept)

Class 8	Intercompany Claims	Unimpaired	No (deemed to accept)

Classes 9(a)-(g)	Flow-Through Claims	Unimpaired	No (deemed to accept)

Classes 10(a)	Equity Interests in PPC	Impaired	Yes

Class 10(b)-(g)	Equity Interests in PFS Distribution Company, PPC Transportation Company, To-Ricos, To-Ricos Distribution, Pilgrim’s Pride Corporation of West Virginia, Inc., and PPC Marketing, Ltd., as applicable	Unimpaired	No (deemed to accept)

ARTICLE IV

TREATMENT OF CLAIMS AND EQUITY INTERESTS

4.1. Classes 1(a)–(g): Priority Non-Tax Claims against the Debtors.

(a) Impairment and Voting. Classes 1(a) through (g) are unimpaired by the Plan. Each holder of an Allowed Priority Non-Tax Claim is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

(b) Distributions. Except to the extent that a holder of an Allowed Priority Non-Tax Claim agrees to a less favorable treatment, each such holder shall receive, in full satisfaction of such Claim, Cash in an amount equal to such Claim, on or as soon as reasonably practicable after the later of (i) the Effective Date, and (ii) the date such Claim becomes Allowed.

4.2. Classes 2(a)–(c): Bank of Montreal Secured Claims against PPC, To-Ricos, and To-Ricos Distribution.

(a) Impairment and Voting. Classes 2(a) through 2(c) are unimpaired by the Plan. Each holder of an Allowed BMO Secured Claim is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

(b) Distributions. Except to the extent that a holder of an Allowed BMO Secured Claim agrees to a less favorable treatment, each such holder shall receive, in full satisfaction of such Claim, Cash in an amount equal to such Claim on the Effective Date. Letters of credit issued by BMO and outstanding as of the Effective Date shall be cancelled or replacement letters of credit shall be issued under the Exit Facility. Upon satisfaction of the BMO Secured Claims as set forth herein, the obligations set forth in the BMO Guarantee Agreement shall be cancelled.

4.3. Class 3: CoBank Secured Claims against PPC.

(a) Impairment and Voting. Class 3 is unimpaired by the Plan. Each holder of an Allowed CoBank Secured Claim is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

(b) Distributions. Except to the extent that a holder of an Allowed CoBank Secured Claim agrees to a less favorable treatment, each Allowed CoBank Secured Claim shall be, at the sole option of the Reorganized PPC, (i) satisfied in full in Cash in an amount equal to such Allowed

CoBank Secured Claim, on or as soon as reasonably practicable after the later of (a) the Effective Date, and (b) the date such Claim becomes Allowed, (ii) reinstated pursuant to amended terms and conditions to be negotiated, or (iii) reinstated and rendered unimpaired in accordance with section 1124 of the Bankruptcy Code, notwithstanding any contractual provision or applicable nonbankruptcy law that entitles the holder of an Allowed CoBank Secured Claim to demand or receive payment of such Claim prior to its stated maturity from and after the occurrence of default. To the extent that any holder of an Allowed CoBank Secured Claim is entitled to accrued and unpaid postpetition interest on account of such Claim, such holder will receive, at the sole option of the Reorganized PPC, either (i) Cash in an amount equal to such accrued and unpaid postpetition default interest, or (ii) satisfaction of such accrued and unpaid postpetition interest on such other terms as may be negotiated between PPC or Reorganized PPC and CoBank.

4.4. Classes 4(a)–(g): Secured Tax Claims against the Debtors.

(a) Impairment and Voting. Classes 4(a) through (g) are unimpaired by the Plan. Each holder of an Allowed Secured Tax Claim is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

(b) Distributions. Except to the extent that a holder of an Allowed Secured Tax Claim agrees to a less favorable treatment, each such holder shall receive, in full satisfaction of such Claim, at the sole option of the Reorganized Debtors, either (a) Cash in an amount equal to such Allowed Secured Tax Claim, on or as soon as reasonably practicable after the later of (i) the Effective Date, and (ii) the date such Secured Tax Claim becomes an Allowed Secured Tax Claim, (b) equal semi-annual Cash payments in an aggregate amount equal to such Allowed Secured Tax Claim, together with interest at the applicable non-bankruptcy rate, commencing upon the later of the Effective Date and the date such Secured Tax Claim becomes an Allowed Secured Tax Claim, or as soon thereafter as is practicable and continuing over a period ending no later than five (5) years after the Commencement Date, or (c) such other treatment as shall be determined by the Bankruptcy Court to provide the holder of such Allowed Secured Tax Claim deferred Cash payments having a value, as of the Effective Date, equal to such Allowed Secured Tax Claim.

4.5. Classes 5(a)–(g): Other Secured Claims against the Debtors.

(a) Impairment and Voting. Classes 5(a) through (g) are unimpaired by the Plan. Each holder of an Allowed Other Secured Claim is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

(b) Distributions. Except to the extent that a holder of an Allowed Other Secured Claim agrees to a less favorable treatment, at the sole option of the relevant Reorganized Debtor, (i) each Allowed Other Secured Claim shall be reinstated and rendered unimpaired in accordance with section 1124 of the Bankruptcy Code, notwithstanding any contractual provision or applicable nonbankruptcy law that entitles the holder of an Allowed Other Secured Claim to demand or receive payment of such Claim prior to the stated maturity of such Claim from and after the occurrence of a default, or (ii) each holder of an Allowed Other Secured Claim shall receive, in full satisfaction of such Allowed Other Secured Claim, either (a) Cash in an amount equal to such Allowed Other Secured Claim, including any interest on such Allowed Other Secured Claim required to be paid pursuant to section 506(b) of the Bankruptcy Code, (b) the proceeds of the sale or disposition of the Collateral securing such Allowed Other Secured Claim to the extent of the value of the holder’s interest in such Collateral, (c) the Collateral securing such Allowed Other Secured Claim and any interest on such Allowed Other Secured Claim required to be paid pursuant to section 506(b) of the Bankruptcy Code, or (d) such other distribution as necessary to satisfy the requirements of section 1124 of the Bankruptcy Code. In the event the Debtors (in consultation with the Plan Sponsor) or Reorganized Debtors elect to treat a Claim under clause (a) or (b) of this Section, the Liens securing such Other Secured Claim shall be deemed released.

4.6. Classes 6(a)–(c): Note Claims against PPC.

(a) Impairment and Voting. Classes 7(a) through (c) are unimpaired by the Plan. Each holder of an Allowed Note Claim is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

(b) Distributions. Except to the extent that a holder of an Allowed Note Claim agrees to a less favorable treatment, such holder of an Allowed Note Claim shall receive Cash in an amount equal to (i) the principal amount of such Allowed Note Claim plus (ii) accrued and unpaid postpetition interest at the non-default, contract rate as soon as reasonably practicable after the later of (a) the Effective Date, and (b) the date the Note Claim becomes Allowed.

4.7. Classes 7(a)–(g): General Unsecured Claims against the Debtors.

(a) Impairment and Voting. Classes 8(a) through (g) are unimpaired by the Plan. Each holder of an Allowed General Unsecured Claim is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

(b) Distributions. Except to the extent that a holder of an Allowed General Unsecured Claim agrees to a less favorable treatment, each holder of an Allowed General Unsecured Claim shall receive, in full satisfaction of such Claim, Cash equal to (i) the full amount of such Allowed General Unsecured Claim plus (ii) postpetition interest at the federal judgment rate as of the date of entry of the Confirmation Order on or as soon as reasonably practicable after the later of (a) the Effective Date, and (b) the date the General Unsecured Claim becomes Allowed.

4.8. Class 8: Intercompany Claims.

(a) Impairment and Voting. Class 8 is unimpaired by the Plan. Each holder of an Intercompany Claim is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

(b) Distributions. Except to the extent that a holder of an Intercompany Claim accepts less favorable treatment, each Intercompany Claim shall be reinstated and carried forward for financial reporting and tax purposes, as may be further determined by the Debtors in consultation with the Debtors’ auditors and tax accountants.

4.9. Classes 9(a)–(g): Flow-Through Claims against the Debtors.

(a) Impairment and Voting. Classes 9(a) through (g) are unimpaired by the Plan. Each holder of a Flow-Through Claim is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

(b) Distributions. The legal, equitable, and contractual rights of each holder of a Flow-Through Claim, if any, shall be unaltered by the Plan and shall be satisfied in the ordinary course of business at such time and in such manner as the applicable Reorganized Debtor is obligated to satisfy each Flow-Through Claim (subject to the preservation and flow-through of all Avoidance Actions and defenses with respect thereto, which shall be fully preserved). The Debtors’ failure to object to a Flow-Through Claim in their Chapter 11 Cases shall be without prejudice to the Reorganized Debtors’ right to contest or otherwise object to the merits or classification of such Claim in Bankruptcy Court or outside the Bankruptcy Court.

4.10. Class 10(a): Equity Interests in PPC.

(a) Impairment and Voting. Class 10(a) is impaired by the Plan. Each holder of an Allowed Equity Interest in Class 11(a) is entitled to vote to accept or reject the Plan.

(b) Distributions.

(i) On and as of the Effective Date, each share of PPC Common Stock issued and outstanding immediately prior to the Effective Date (other than any shares to be cancelled pursuant to Section 4.10(b)(iii)) (the “Existing Shares”) shall be cancelled and converted automatically into the right to receive a number of fully paid and nonassessable shares of New PPC Common Stock equal to the Share Conversion Factor.

(ii) For purposes of this Plan, “Share Conversion Factor” means the number determined by application of the following formula:

SCF	=	(0.36 x NNS) / NES

where:

NNS	=	The number of shares necessary to cause SCF to be 1, or such other number of shares agreed in writing by the parties.

NES	=	The total number of Existing Shares

SCF	=	Share Conversion Factor

(iii) Each share of PPC Common Stock held in the treasury of PPC or any subsidiary thereof immediately prior to the Effective Date and each share of restricted stock of PPC as to which any conditions to vesting shall not have lapsed or shall not have been satisfied at or immediately prior to the Effective Date shall be canceled without any conversion thereof and no distribution shall be made with respect thereto.

4.11. Classes 10(b)–(g): Equity Interests in the Debtors (Other than PPC).

(a) Impairment and Voting. Classes 10(b) through (g) are unimpaired by the Plan. Each holder of an Allowed Equity Interest in Classes 10(b) through (g) is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

(b) Distributions. The Equity Interests in Classes 12(b) through (g) shall be reinstated in their entirety pursuant to the Plan.

ARTICLE V

MEANS FOR IMPLEMENTATION

5.1. Operations Between the Confirmation Date and the Effective Date.

During the period from the Confirmation Date through and until the Effective Date, the Debtors shall continue to operate their businesses as Debtors in Possession, subject to the oversight of the Bankruptcy Court as provided in the Bankruptcy Code, the Bankruptcy Rules and all orders of the Bankruptcy Court that are then in full force and effect, and in accordance with the terms of the SPA.

5.2. Corporate Action.

The entry of the Confirmation Order shall constitute authorization for the Reorganized Debtors to take or cause to be taken all corporate actions necessary or appropriate to implement all provisions of, and to consummate, the Plan and the Plan Documents prior to, on and after the Effective Date and all such actions taken or caused to be taken shall be deemed to have been authorized and approved by the Bankruptcy Court without further approval, act or action under any applicable law, order, rule or regulation, including, without limitation, any action required by the stockholders or directors of the Reorganized Debtors, including, among other things, (a) the adoption of the Reorganized Debtor Constituent Documents, including the Restated Certificate of Incorporation and Restated Bylaws, (b) the termination and cancellation of any outstanding instrument, document or agreement evidencing the Note Claims or Equity Interests in PPC, (c) issuance of any New PPC Common Stock (d) the execution and delivery of all documents arising in connection with the Exit Financing and the SPA and performance of the Reorganized Debtors’ obligations thereunder, (e) approval of the New Employee Incentive Plans, (f) all transfers of assets that are to occur pursuant to the Plan, (g) the incurrence of all obligations contemplated by the Plan and the making of all distributions under the Plan, (h) the implementation of all settlements and compromises as set forth in or contemplated by the Plan, (i) taking of all actions to preserve and provide for the prosecution of the Avoidance Actions as contemplated by sections 10.10 and 10.11 hereof and of all other causes of action, and (j) entering into any and all transactions, contracts, or arrangements permitted by applicable law, order, rule or regulation. The officers of the Debtors are authorized and directed to do all things and to execute and deliver all agreements, documents, instruments, notices and certificates as are contemplated by the Plan and the Plan Documents and to take all necessary action required in connection therewith, in the name of and on behalf of the Debtors.

5.3. Continued Corporate Existence of the Debtors.

Each of the Debtors shall continue to exist after the Effective Date as a separate entity, with all the powers available to such legal entity, in accordance with applicable law and pursuant to the Reorganized Debtor Constituent Documents, which shall become effective upon the occurrence of the Effective Date. On or after the Effective Date, the Reorganized Debtors may, in their sole discretion, take such action as permitted by applicable law, their respective constituent documents and the Stockholders Agreement, as they determine is reasonable and appropriate, including (a) causing any or all of the Reorganized Debtors to be merged into one or more of the other Reorganized Debtors or other legal entities, and (b) changing the legal name of any one or more of the Reorganized Debtors.

5.4. Cancellation and Surrender of Existing Securities and Agreements.

(a) Except (i) as otherwise expressly provided in the Plan, (ii) with respect to executory contracts or unexpired leases that have been assumed by the Debtors, (iii) for purposes of evidencing a right to distributions under the Plan, or (iv) with respect to any Claim that is reinstated and rendered unimpaired under the Plan, on the Effective Date, any document, agreement, or debt instrument evidencing any Claim, including without limitation, the Prepetition BMO Credit Agreement, the Prepetition CoBank Credit Agreement, the DIP Credit Agreement, the Indentures and all Notes issued thereunder, and the PPC Common Stock, shall be deemed automatically cancelled without further act or action under any applicable agreement, law, regulation, order or rule and the obligations of the Debtors thereunder shall be discharged.

(b) Unless waived by PPC or Reorganized PPC, each holder of the Notes shall surrender such Note(s) to the applicable Indenture Trustees, or in the event such Note(s) are held in the name of, or by a nominee of, the Depository Trust Company, the Debtors shall follow the applicable procedures of the Depository Trust Company for book-entry transfer of the Note(s) to the applicable Indenture Trustees. No distributions hereunder shall be made for or on behalf of any such holder with respect to any Note unless and until such Note is received by the applicable Indenture Trustee or appropriate instructions from Depository Trust Company shall be received by the applicable Indenture Trustee, or the loss, theft or destruction of such Note is established to the reasonable satisfaction of the applicable Indenture Trustee, which satisfaction may require such holder to (i) submit a lost instrument affidavit and an indemnity bond and (ii) hold the Debtors and the applicable Indenture Trustee harmless in respect of such Note and any distributions made in respect thereof. Upon compliance with this section by a holder of any Note, such holder shall, for all purposes under this Plan, be deemed to have surrendered such Note. Any holder of Notes that fails to surrender such Note or satisfactorily explain its non-availability to the applicable Indenture Trustee within one (1) year of the Effective Date shall be deemed to have no further Claim against the Debtors, or their property or against the applicable Indenture Trustee in respect of such Claim and shall not participate in any distribution hereunder, and the distribution that would have otherwise been made to such holder shall be returned to Reorganized PPC by the applicable Indenture Trustee.

5.5. Restated Certificate of Incorporation and Restated Bylaws.

On the Effective Date or as soon as practicable thereafter, PPC will file the Restated Certificate of Incorporation with the Secretary of State of the State of Delaware and will adopt the Restated Bylaws, each substantially in the form attached hereto as Exhibit C, as each may be amended prior to the Confirmation Date with the consent of the Plan Sponsor. The Restated Certificate of Incorporation will, among other things, authorize issuance of New PPC Common Stock (which will be subject to the Mandatory Exchange Transaction). PPC is hereby authorized to file the Restated Certificate of Incorporation and adopt the Restated Bylaws without the need for any further corporate action or further order of the Bankruptcy Court and without any further action by holders of Claims or Equity Interests.

5.6. Stock Purchase Agreement.

Pursuant and subject to the terms and conditions of the SPA, the Plan Sponsor will purchase 64% of the New PPC Common Stock in exchange for a cash contribution of $800 million. Cash proceeds from the Plan Sponsor’s participation in the Plan will be utilized by the Debtors and Reorganized Debtors to make Cash distributions to the holders of Allowed Claims against the Debtors and to satisfy general working capital requirements of the Reorganized Debtors on and after the Effective Date. The Debtors’ entry into the SPA, and the terms thereof (to the extent not already approved by the Bankruptcy Court), are hereby authorized and approved without the need for any further corporate action or further order of the Bankruptcy Court and without any further action by holders of Claims and Equity Interests. A copy of the SPA is attached as Exhibit B to the Plan.

5.7. Exit Financing.

On or about the Effective Date, Reorganized PPC, Reorganized To-Ricos and Reorganized To-Ricos Distribution, as borrowers, shall enter into the Exit Facility pursuant to the Exit Facility Documents and shall incur indebtedness thereunder in an amount not less than $1,650,000,000, the proceeds of which shall be available, among other things, for use by the Reorganized Debtors to make distributions under the Plan to the holders of Allowed Claims against the Debtors and to satisfy general working capital requirements of the Reorganized Debtors on and after the Effective Date. The Reorganized Debtors’ entry into the Exit Facility pursuant to the Exit Facility Documents and the incurrence of the indebtedness thereunder on or as soon as reasonably practicable following the Effective Date are hereby authorized without the need for any further corporate action or further order of the Bankruptcy Court and without any further action by holders of Claims or Equity Interests. The material terms of the Exit Facility are set forth in more detail on Exhibit A to be included in the Plan Supplement. The Debtors shall consult with the Plan Sponsor on any amendments or modifications to the material terms of the Exit Facility set forth on Exhibit A.

5.8. Issuance of New PPC Common Stock.

The issuance by Reorganized PPC of New PPC Common Stock on or as soon as reasonably practicable following the Effective Date is hereby authorized without the need for any further corporate action or further order of the Bankruptcy Court and without any further action by holders of Claims or Equity Interests. Newly-issued shares of New PPC Common Stock, which shall be subject to the Mandatory Exchange Transaction, will be distributed to holders of Allowed Equity Interests in PPC pursuant to section 4.10 of the Plan and purchased by the Plan Sponsor pursuant to the SPA.

5.9. Effectuating Documents and Further Transactions.

On and after the Effective Date, the Reorganized Debtors and the board and the officers of Reorganized PPC are authorized to and may issue, execute, deliver, file, or record such contracts, securities, instruments, releases, and other agreements or documents and take such other actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of the Plan and the securities issued pursuant to the Plan in the name of and on behalf of the Reorganized Debtors, without the need for any approvals, authorizations or consents except for those expressly required pursuant to the Plan.

5.10. Exemption from Securities Laws.

To the maximum extent provided by section 1145 of the Bankruptcy Code and applicable non-bankruptcy law, the offer and issuance under the Plan of New PPC Common Stock, and the offer and issuance under the Plan of equity interests in the Plan Sponsor in order to effectuate the Mandatory Exchange Transaction, will be exempt from registration under the Securities Act of 1933, as amended, and all rules and regulations promulgated thereunder, and under applicable state securities laws. The issuance of New PPC Common Stock shall be exempt from the requirements of section 16(b) of the Securities Exchange Act of 1934 (pursuant to Rule 16b-3 promulgated thereunder) with respect to any acquisition of such securities or pecuniary interest therein by an officer or director as of the Effective Date.

ARTICLE VI

VOTING AND DISTRIBUTIONS

6.1. Voting of Equity Interests.

Each holder of an Allowed Equity Interest in PPC, which is the only impaired Class that is entitled to vote on the Plan pursuant to Article III of the Plan, shall be entitled to vote separately to accept or reject the Plan, as provided in such order as is entered by the Bankruptcy Court establishing procedures with respect to the solicitation and tabulation of votes to accept or reject the Plan, or any other order or orders of the Bankruptcy Court.

6.2. Nonconsensual Confirmation.

If Class 10(a) (Equity Interests in PPC) shall not accept the Plan by the requisite statutory majority provided in section 1126(d) of the Bankruptcy Code, the Debtors reserve the right to undertake to have the Bankruptcy Court confirm the Plan under section 1129(b) of the Bankruptcy Code.

6.3. Distribution Record Date.

On the Distribution Record Date (i) the claims register shall be closed and any transfer of any Claim therein shall be prohibited and (ii) the stock transfer ledger or similar register of the Debtors shall be closed. The Disbursing Agent shall instead be authorized and entitled to recognize and deal for all purposes under the Plan with only those record holders stated on the claims register and the stock transfer ledger as of the close of business on the Distribution Record Date. The record date for distributions shall be the Distribution Record Date.

6.4. Date of Distributions.

Distributions shall be made on the date specified in Article IV with respect to each Allowed Claim or Allowed Equity Interest. In the event that any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date.

6.5. Disbursing Agent.

All distributions under the Plan (other than with respect to the Allowed Note Claims, Allowed BMO Secured Claims and the DIP Claims) shall be made by Reorganized PPC as the Disbursing Agent or such other Entity designated by the Debtors or Reorganized Debtors as a Disbursing Agent for certain or all such distributions. The applicable Indenture Trustee, or such other entity designated by PPC or the Reorganized PPC, shall be the Disbursing Agent for the Notes. BMO shall be the Disbursing Agent for the Allowed BMO Secured Claims and the DIP Claims. The Disbursing Agent shall not be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court and, in the event that a Disbursing Agent is so otherwise ordered, all costs and expenses of procuring any such bond or surety shall be borne by the Reorganized Debtors.

6.6. Rights and Powers of Disbursing Agent.

The Disbursing Agent shall be empowered to (a) effect all actions and execute all agreements, instruments and other documents necessary to perform its duties under the Plan, (b) make all distributions contemplated hereby, and (c) exercise such other powers as may be vested in the Disbursing Agent by order of the Bankruptcy Court, pursuant to the Plan or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions hereof.

6.7. Expenses of the Disbursing Agent.

Except as otherwise ordered by the Bankruptcy Court, any reasonable fees and expenses incurred by the Disbursing Agent on or after the Effective Date shall be paid in Cash by the Reorganized Debtors in the ordinary course of business.

6.8. Delivery of Distributions.

(a) General. Subject to Bankruptcy Rule 9010, all distributions to a holder of an Allowed Claim or Allowed Equity Interest shall be made to the address of the holder thereof as set forth (i) on the Schedules filed with the Bankruptcy Court, (ii) on the books and records of the Debtors or their agents, or (iii) in a letter of transmittal by such holders, unless the Debtors have been notified in writing of a change of address, including, without limitation, by the filing of a Proof of Claim by such holder that contains an address for such holder different from the address reflected on the foregoing listed documents.

(b) Distributions to holders of Allowed Note Claims. Reorganized PPC shall deliver all distributions in respect of Allowed Note Claims to the applicable Indenture Trustee or such other entity or entities designated by the Debtors as the Disbursing Agent under the Notes. Upon delivery of the foregoing distributions to the applicable Indenture Trustee or such designee(s), Reorganized PPC shall be released of all liability with respect to the delivery of such distributions. The applicable Indenture Trustee or such designee(s) shall transmit the distributions to the holders of the Allowed Note Claims. Reorganized PPC shall provide whatever reasonable assistance may be required by the applicable Indenture Trustee or such designee(s) with respect to such distributions.

(c) Distributions to holders of Allowed BMO Secured Claims and DIP Claims. BMO will deliver all distributions in respect of Allowed BMO Secured Claims and DIP Claims pursuant to the terms of the relevant credit agreement to those lenders who are lenders under the terms of the relevant credit agreements as of the date of distributions to BMO on account of the Allowed BMO Secured Claims and DIP Claims.

(d) Withholding and Reporting Requirements. In connection with the Plan and all instruments issued in connection therewith and distributed thereon, any party issuing any instrument or making any distribution under the Plan, including any party described in Section 6.5 above, shall comply with all applicable withholding and reporting requirements imposed by any federal, state or local taxing authority, and all distributions under the Plan shall be subject to any such withholding or reporting requirements. Notwithstanding the above, each holder of an Allowed Claim that is to receive a distribution under the Plan shall have the sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any governmental unit, including income, withholding and other tax obligations, on account of such distribution. Any party issuing any instrument or making any distribution under the Plan has the right, but not the obligation, to not make a distribution until such holder has made arrangements satisfactory to such issuing or disbursing party for payment of any such tax obligations.

6.9. Unclaimed Distributions.

In the event that any distribution to any holder is returned as undeliverable, the Reorganized Debtors shall use reasonable efforts to determine the current address of such holder, but no distribution to such holder shall be made unless and until the Reorganized Debtors have determined the then-current address of such holder, at which time such distribution shall be made to such holder without interest from the original distribution date through the new distribution date; provided that such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of one year from the Effective Date. After such date, all unclaimed property or interest in property (including any stock) shall revert to the applicable Reorganized Debtor, and the Claim of any other Entity to such property or interest in property shall be discharged and forever barred.

6.10. Manner of Payment.

At the option of the Disbursing Agent, any Cash payment to be made hereunder may be made by a check or wire transfer or as otherwise required or provided in applicable agreements.

6.11. Fractional Shares.

No fractional shares of New PPC Common Stock shall be distributed under the Plan. When any distribution pursuant to the Plan on account of an Allowed Equity Interest would otherwise result in the issuance of a number of shares of New PPC Common Stock that is not a whole number, the actual distribution of shares of New PPC Common Stock shall be rounded as follows: (i) fractions of one-half ( 1/2) or greater shall be rounded to the next higher whole number and (ii) fractions of less than one-half ( 1/2) shall be rounded to the next lower whole number with no further payment or other distribution therefor. The total number of authorized shares of New PPC Common Stock to be distributed to holders of Allowed Equity Interests shall be adjusted as necessary to account for the rounding provided in this Section 6.11.

6.12. Minimum Cash Distributions.

Notwithstanding anything set forth herein to the contrary, no payment of Cash less than $25 shall be made to any holder of an Allowed Claim unless a request therefor is made in writing to the Disbursing Agent. If no request is made as provided in the preceding sentence within sixty (60) days of the Effective Date, such Cash shall revert to the applicable Reorganized Debtor.

6.13. Setoffs and Recoupment.

Other than with respect to Allowed BMO Secured Claims, the Debtors may, but shall not be required to, set off or recoup against any Claim (for purposes of determining the Allowed amount of such Claim on which distribution shall be made) any Claims of any nature whatsoever that the Debtors may have against the holder of such Claim, but neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtors of any such Claim the Debtors may have against the holder of such Claim.

ARTICLE VII

PROCEDURES FOR DISPUTED CLAIMS

7.1. Objections / Objection Deadline.

(a) Objections to all Claims against the Debtors may be interposed and prosecuted only by the Debtors and the Reorganized Debtors. Prior to the Effective Date, except for objections that in the reasonable determination of the Debtors need to be filed on an emergency basis, the Debtors shall provide three (3) calendar days prior notice to the Plan Sponsor of their intent to file an objection to Claims and if timely requested by the Plan Sponsor, shall work with the Plan Sponsor in interposing such an objection.

(b) The Reorganized Debtors shall be entitled to object to any Claim through and after the Effective Date. Any objections to Claims shall be served and filed with the Bankruptcy Court on or before the later of (i) one hundred and fifty (150) days after the Effective Date, as such time may be extended by order of the Bankruptcy Court and (ii) such later date as may be fixed by the Bankruptcy Court, whether fixed before or after the date specified in clause (i) above.

7.2. No Payment Pending Allowance.

Notwithstanding any other provision in the Plan, if any portion of a Claim is disputed, then no payment or distribution provided hereunder shall be made on account of any portion of such Claim unless and until such Disputed Claim becomes an Allowed Claim.

7.3. Distributions After Allowance.

To the extent that a Disputed Claim becomes an Allowed Claim, the Disbursing Agent shall distribute to the holder of such Claim the property distributable with respect to such Claim in accordance with Article IV of the Plan. Such distributions shall be made as soon as practicable after the later of (i) the date that the order or judgment of the Bankruptcy Court allowing such Disputed Claim (or portion thereof) becomes a Final Order, (ii) the date on which any objection to such Disputed Claim has been withdrawn, or (iii) the date on which such Disputed Claim has been settled, compromised or otherwise resolved. To the extent that all or a portion of a Disputed Claim is disallowed, the holder of such Claim shall not receive any distribution on account of the portion of such Claim that is disallowed and any property withheld, if any, pending the resolution of such Claim shall revest in the applicable Reorganized Debtor.

7.4. Resolution of Disputed Claims.

Notwithstanding any prior order of the Bankruptcy Court, on and after the Effective Date, the Reorganized Debtors shall have the authority to compromise, settle, otherwise resolve, or withdraw any objections to Disputed Claims and to compromise, settle, or otherwise resolve any Disputed Claims without approval of the Bankruptcy Court, other than with respect to Administrative Expense Claims relating to compensation of professionals.

7.5. Estimation of Claims.

Requests for estimation of any Claim against the Debtors may be interposed and prosecuted only by the Debtors or the Reorganized Debtors. Prior to the Effective Date, except for estimation requests that in the reasonable determination of the Debtors need to be made on an emergency basis, the Debtors shall provide three (3) calendar days prior notice to the Plan Sponsor of their intent to request estimation of any Claim and if timely requested by the Plan Sponsor, shall work with the Plan Sponsor in interposing such a request. The Debtors or the Reorganized Debtors may at any time request that the Bankruptcy Court estimate any Contingent Claim, Unliquidated Claim, or Disputed Claim pursuant to section 502(c) of the Bankruptcy Code regardless of whether any of the Debtors or the Reorganized Debtors previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court will retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including, without limitation, during the pendency of any appeal relating to any such objection. In the event that the Bankruptcy Court estimates any Contingent Claim, Unliquidated Claim, or Disputed Claim, the amount so estimated shall constitute either the Allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on the amount of such Claim, the Debtors or the Reorganized Debtors may pursue supplementary proceedings to object to the allowance of such Claim. The objection, estimation and resolution procedures set forth in Article VII of the Plan are intended to be cumulative and not exclusive of one another. Claims may be estimated and subsequently compromised, settled, withdrawn, or resolved by any mechanism approved by the Bankruptcy Court.

7.6. No Interest Pending Allowance.

To the extent that a Disputed Claim becomes an Allowed Claim after the Effective Date, the holder of such Claim shall not be entitled to any interest thereon from the Effective Date to the date such Claim becomes Allowed.

ARTICLE VIII

TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

8.1. Assumption or Rejection of Executory Contracts and Unexpired Leases.

Pursuant to sections 365(a) and 1123(b)(2) of the Bankruptcy Code, all executory contracts and unexpired leases that exist between the Debtors and any person or entity shall be deemed rejected by the Debtors as of the Effective Date, except for any executory contract or unexpired lease (i) that has been assumed, assumed and assigned, or rejected pursuant to an order of the Bankruptcy Court entered on or before the Effective Date, (ii) as to which a motion for approval of the assumption, assumption and assignment, or rejection has been filed and served prior to the Confirmation Date, (iii) that is specifically designated as a contract or lease to be assumed or assumed and assigned on Schedule 8.1, which Schedule shall be contained in the Plan Supplement and shall be prepared in accordance with Section 5.02(b) of the SPA, or (iv) that is designated as assumed pursuant to sections 8.6 through 8.9 of this Plan; provided, however, that the Debtors reserve the right, in consultation with the Plan Sponsor, as provided in Section 5.02(c) of the SPA, on or prior to the Confirmation Date, to amend Schedule 8.1 to delete therefrom or add thereto any executory contract or unexpired lease, in which event such executory contract(s) or unexpired lease(s) shall be deemed to be, respectively, either rejected or assumed (or assumed and assigned) as of the Effective Date. The Debtors shall provide notice of any amendments to Schedule 8.1 to the parties to the executory contracts and unexpired leases affected thereby. The listing of a document on Schedule 8.1 shall not constitute an admission by the Debtors that such document is an executory contract or an unexpired lease or that the Debtors have any liability thereunder.

8.2. Approval of Assumption, Assumption and Assignment, or Rejection of Executory Contracts and Unexpired Leases.

Entry of the Confirmation Order shall, subject to and upon the occurrence of the Effective Date, constitute (i) the approval, pursuant to sections 365(a) and 1123(b)(2) of the Bankruptcy Code, of the assumption, or the assumption and assignment, as applicable, of the executory contracts and unexpired leases listed on Schedule 8.1 or assumed pursuant to sections 8.6 through 8.9 of this Plan, and (ii) the approval, pursuant to sections 365(a) and 1123(b)(2) of the Bankruptcy Code, of the rejection of the executory contracts and unexpired leases rejected pursuant to Section 8.1 of the Plan.

8.3. Inclusiveness.

Unless otherwise specified on Schedule 8.1, each executory contract and unexpired lease listed or to be listed on Schedule 8.1 shall include any and all modifications, amendments, supplements, restatements, or other agreements made directly or indirectly by any agreement, instrument, or other document that in any manner affects such executory contract or unexpired lease, without regard to whether such agreement, instrument or other document is listed on Schedule 8.1.

8.4. Cure of Defaults.

(a) Except to the extent that different treatment has been agreed to by the non-debtor party or parties to any executory contract or unexpired lease that is being assumed under the Plan, the Debtors shall, pursuant to the provisions of sections 1123(a)(5)(G) and 1123(b)(2) of the Bankruptcy Code and consistent with the requirements of section 365 of the Bankruptcy Code, at least 20 days prior to the Confirmation Hearing, file with the Bankruptcy Court and serve by first class mail on each non-debtor party to such executory contracts or unexpired leases, a notice (the “Assumption Notice”), which shall list the cure amount as to each executory contract or unexpired lease to be assumed or assumed and assigned; provided, however, that if the Debtors, in consultation with the Plan Sponsor, subsequently amend Schedule 8.1 or any other list of assumed executory contracts and unexpired leases prior to the Confirmation Hearing to add new executory contracts or unexpired leases or to unilaterally amend any cure amounts listed on the original Assumption Notice, the Debtors shall as soon as practicable after such amendment mail each non-debtor party to each such executory contract or unexpired lease a supplemental notice (each, a “Supplemental Assumption Notice”), which shall list the cure amount as to each executory contract or unexpired lease to be assumed or assumed and assigned. The parties to such executory contracts or unexpired leases to be assumed or assumed and assigned by the Debtors shall have ten (10) days from the date of service of the Assumption Notice or Supplemental Assumption Notice, as applicable, to file and serve any objection to either the cure amounts listed by the Debtors or the assumption or assumption and assignment of such contract or lease. If there are any objections filed, the Bankruptcy Court may either schedule such objection to be heard at the Confirmation Hearing or at a later hearing on a date to be set by the Bankruptcy Court. Notwithstanding anything to the contrary in the Plan, the Debtors, in consultation with the Plan Sponsor, shall retain their rights to reject any of their executory contracts or unexpired leases that are subject to a dispute concerning amounts necessary to cure any defaults through the Effective Date.

(b) To the extent any non-Debtor party to an executory contract or an unexpired lease files an objection to the Debtors’ proposed cure amounts and the alleged cure amount exceeds $300,000, the Debtors shall provide notice thereof to the Plan Sponsor as provided in Section 5.02(d) of the SPA.

(c) Except as may otherwise be agreed to by the counterparty to the executory contract or unexpired lease, within thirty (30) days after the Effective Date, the Reorganized Debtors shall pay all undisputed cure amounts. All disputed defaults that are required to be cured shall be cured either within thirty (30) days of the entry of a Final Order determining the amount, if any, of the Debtors’ liability with respect to such cure amount, or as may otherwise be agreed to with the counterparty to such executory contract or unexpired lease.

8.5. Bar Date for Filing Proofs of Claim Relating to Executory Contracts and Unexpired Leases Rejected Pursuant to the Plan.

In the event that the rejection of an executory contract or unexpired lease by the Debtors pursuant to the Plan results in damages to the other party or parties to such contract or lease, a Claim for such damages, if not heretofore evidenced by a timely filed Proof of Claim, shall be forever barred and shall not be enforceable against the Debtors or the Reorganized Debtors, or their properties or interests in property as agents, successors, or assigns, unless a Proof of Claim is filed with the Claims Agent and served upon the attorneys for the Debtors on or before the thirtieth (30th) day after the later of (i) the date of service of notice of the Effective Date, or (ii) the date of service of notice of such later rejection date that occurs as a result of a dispute concerning amounts necessary to cure any defaults (solely with respect to the party directly affected by such modification).

8.6. Indemnification Obligations.

Subject to the occurrence of the Effective Date, the obligations of the Debtors as of the Commencement Date to indemnify, defend, reimburse or limit the liability of directors, officers or employees who are directors, officers or employees of the Debtors on or before the Effective Date against any claims or causes of action, as provided in the Debtors’ certificates of incorporation, bylaws, other organizational documents or applicable law, shall be assumed by the Debtors on the Effective Date with the same effect as though such obligations constituted executory contracts that are assumed under section 365 of the Bankruptcy Code, and all such obligations shall survive confirmation of the Plan, remain unaffected thereby and not be discharged, irrespective of whether such indemnification, defense, reimbursement or limitation is owed in connection with an event occurring before or after the Commencement Date. The prosecution of any indemnified cause of action against the Debtors or any non-debtor shall upon the Effective Date be enjoined and prohibited, except solely for the purpose of obtaining a recovery from any available insurance policy proceeds. This Plan is intended to effect the assumption of the indemnification obligations of the Debtors as provided in the Debtors’ certificates of incorporation, bylaws, other organizational documents and applicable law, and this Plan shall not, in and of itself, be deemed to create any new indemnification obligations on the part of the Debtors to directors, officers or employees of the Debtors who were directors, officers or employees of the Debtors on or before the Effective Date.

8.7. Insurance Policies.

Notwithstanding anything contained in the Plan to the contrary, unless specifically listed on Schedule 8.7 as being rejected or specifically rejected by order of the Bankruptcy Court, or unless subject to a motion for approval of rejection that has been filed and served prior to the Confirmation Date, all of the Debtors’ insurance policies and any agreements, documents or instruments relating thereto, are treated as executory contracts under the Plan and will be assumed pursuant to the Plan, effective as of the Effective Date. Nothing contained in this section 8.7 shall constitute or be deemed a waiver of any cause of action that the Debtors may hold against any entity, including, without limitation, the insurer, under any of the Debtors’ insurance policies.

8.8. Compensation and Benefit Programs.

Notwithstanding anything contained in the Plan to the contrary, unless specifically rejected by order of the Bankruptcy Court, or unless subject to a motion for approval of rejection that has been filed and served prior to the Confirmation Date, the Compensation and Benefit Programs shall be deemed to be, and shall be treated as though they are, executory contracts that are deemed assumed under the Plan on the same terms, and the Debtors’ obligations under the Compensation and Benefit Programs shall be deemed assumed pursuant to section 365(a) of the Bankruptcy Code, shall survive confirmation of the Plan, shall remain unaffected thereby, and shall not be discharged in accordance with section 1141 of the Bankruptcy Code. Any default existing under the Compensation and Benefit Programs shall be cured promptly after it becomes known by the Reorganized Debtors.

8.9. Other Contracts to be Assumed.

Notwithstanding anything in the Plan to the contrary, unless specifically listed on Schedule 8.9 as being rejected or specifically rejected by order of the Bankruptcy Court, or unless subject to a motion for approval of rejection that has been filed and served prior to the Confirmation Date, the following types of contracts shall be assumed under the Plan, provided that they are unexpired as of the Effective Date:

(a) The change in control agreements and severance agreements, including those that have been executed or amended during the Chapter 11 Cases;

(b) The employee agreements, as may have been executed or amended during the Chapter 11 Cases;

(c) Contracts with growers;

(d) Contracts with catchers and haulers;

(e) Contracts with customers of one or more of the Debtors;

(f) Contracts with vendors who have entered into a contract with one or more of the Debtors entitled “Pilgrim’s Pride Corporation Construction Agreement and General Conditions”; and

(g) Contracts with vendors who have entered into a contract with one or more of the Debtors entitled “Master Vendor Agreement.”

8.10. Retiree Benefits.

On and after the Effective Date, pursuant to section 1129(a)(13) of the Bankruptcy Code, the Reorganized Debtors shall continue to pay all retiree benefits as that term is defined in section 1114 of the Bankruptcy Code) of the Debtors, except with respect to any retiree benefits of the Debtors (i) that were terminated or rejected prior to the Confirmation Date (to the extent such termination or rejection did not violate section 1114 of the Bankruptcy Code) or (ii) are subject to a motion to reject as of the Confirmation Date or have been specifically waived by the beneficiaries of such retiree benefits, for the duration of the period for which the Debtors had obligated themselves to provide such benefits and subject to the right of the Reorganized Debtors to modify or terminate such retiree benefits in accordance with the terms thereof.

ARTICLE IX

CORPORATE GOVERNANCE AND

MANAGEMENT OF THE REORGANIZED DEBTORS

9.1. General.

On the Effective Date, the management, control, and operation of the Reorganized Debtors shall become the general responsibility of the Board of Directors of the respective Reorganized Debtor.

9.2. Initial Board of Directors.

(a) The identity of the initial board of directors for each Debtor is attached as Exhibit E, to be included with the Plan Supplement; provided; however, that the identity of the independent director of the Reorganized PPC to be designated by the Plan Sponsor shall be disclosed no later than 3 calendar days before the Confirmation Hearing.

(b) Pursuant to the Stockholders Agreement and the Restated Certificate of Incorporation, on the Effective Date, the board of directors of Reorganized PPC shall consist of 9 members comprised as follows:

(i) 6 members, including the Chairman of the Board, shall be designated by the Plan Sponsor (the “Plan Sponsor Designees”). The Chief Executive Officer of Reorganized PPC shall be appointed to the initial board of directors of the Reorganized PPC and shall be included in the Plan Sponsor Designees.

(ii) 2 members (the “Equity Directors”) shall be designated by the Equity Committee. The Equity Directors shall qualify as “independent directors” pursuant to the definition set forth in Section 303A.02 of the New York Stock Exchange Listed Company Manual.

(iii) 1 member shall be Lonnie “Bo” Pilgrim.

(c) From and after the Effective Date, the members of the board of directors of Reorganized PPC and its Affiliates shall be selected and determined in accordance with the provisions of the respective Reorganized Debtor Constituent Documents and applicable law.

9.3. Officers.

As of the Effective Date, the officers of the Debtors shall be the officers of the Reorganized Debtors.

9.4. New Employee Incentive Plans.

On the Effective Date, Reorganized PPC shall adopt the New Employee Incentive Plans, substantially in the forms attached hereto as Exhibit D-1 and Exhibit D-2. Reorganized PPC shall, on the Effective Date, implement these programs for certain of its employees and board members, pursuant to which such employees and board members may receive New PPC Common Stock and annual cash bonuses. The material terms of the New Employee Incentive Plans are attached as Exhibit D. Holders of Equity Interests in PPC shall vote separately on the New Employee Incentive Plans in conjunction with the solicitation of votes on the Plan, which shall constitute approval of the New Employee Incentive Plans for purposes of all shareholder approval requirements under the Internal Revenue Code, as well as section 16 of the Securities Exchange Act of 1934 and any applicable stock exchange listing requirements.

9.5. Issuance of Non-Voting Securities.

On the Effective Date or as soon as reasonably practicable thereafter, the Reorganized Debtors, as applicable, shall file amended certificates of incorporation (or similar organization documents), which shall, among other things, prohibit the issuance of non-voting equity securities to the extent prohibited by section 1123(a)(6) of the Bankruptcy Code, subject to further amendment as permitted by applicable law.

ARTICLE X

EFFECT OF CONFIRMATION

10.1. Vesting of Assets.

Upon the Effective Date, pursuant to section 1141(b) and (c) of the Bankruptcy Code, all property of the Debtors shall vest in each of the Reorganized Debtors free and clear of all Claims, Liens, encumbrances, charges, and other interests, except as provided in the Plan. From and after the Effective Date, the Reorganized Debtors may operate their businesses and may use, acquire, and dispose of property free of any restrictions of the Bankruptcy Code or the Bankruptcy Rules and in all respects as if there were no pending case under any chapter or provision of the Bankruptcy Code.

10.2. Discharge of Claims and Termination of Equity Interests.

Except as provided in the Plan, the rights afforded in and the payments and distributions to be made under the Plan shall be in exchange for and in complete satisfaction, discharge, release, termination, and cancellation of all existing debts, Claims and Equity Interests of any kind, nature, or description whatsoever, including any interest accrued on any Claims from and after the Commencement Date, against the Debtors or any of their assets or properties to the fullest extent permitted by section 1141 of the Bankruptcy Code. Except as provided in the Plan, upon the Effective Date, all existing Claims against and Equity Interests in the Debtors shall be, and shall be deemed to be, discharged, terminated, and cancelled, as applicable, and all holders of Claims and Equity Interests shall be precluded and enjoined from asserting against the Reorganized Debtors, their successors or assignees, or any of their assets or properties, any other or further Claim based upon any act or omission, transaction, or other activity of any kind or nature that occurred prior to the Effective Date, whether or not such holder has filed a proof of Claim, and whether or not the facts or legal bases therefor were known or existed prior to the Effective Date.

10.3. Discharge of Debtors.

Upon the Effective Date and in consideration of the distributions to be made under the Plan, except as otherwise expressly provided in the Plan, each holder (as well as any trustee or agent on behalf of any holder) of a Claim and any affiliate of such holder shall be deemed to have forever waived, released and discharged the Debtors, to the fullest extent permitted by section 1141 of the Bankruptcy Code, of and from any and all Claims, rights, and liabilities that arose prior to the Effective Date. As provided in section 524 of the Bankruptcy Code, such discharge shall void any judgment against the Debtors, their estates, or any successor thereto at any time obtained to the extent it relates to a Claim discharged. Upon the Effective Date, all persons shall be forever precluded and enjoined, pursuant to section 524 of the Bankruptcy Code, from prosecuting or asserting any discharged Claim against the Debtors, the estates, or any successor thereto.

10.4. Injunction or Stay.

Except as otherwise expressly provided in the Plan, all persons or entities who have held, hold or may hold Claims against or Equity Interests in and all other parties in interest, along with their respective present and former employees, agents, officers, directors, principals and affiliates, are permanently enjoined, from and after the Effective Date, from taking any of the following actions against the Debtors, the Reorganized Debtors, their respective estates, any debtor who is indemnifiable by the Debtors or Reorganized Debtors, and their respective property, (i) commencing or continuing in any manner any action or other proceeding of any kind with respect to any such Claim or Equity Interest, (ii) enforcing, attaching, collecting or recovering by any manner or means, whether directly or indirectly, of any judgment, award, decree or order, (iii) creating, perfecting, or enforcing, in any manner, directly or indirectly, any encumbrance of any kind, (iv) asserting any right of setoff, subrogation or recoupment of any kind with respect to any such Claim or Equity Interest, or (v) pursuing any Claim released pursuant to Article XII of the Plan. Such injunction shall extend to any successors of the Debtors and the Reorganized Debtors and their respective properties and interests in properties.

10.5. Term of Injunctions or Stays.

Unless otherwise provided, all injunctions or stays arising under or entered during the Chapter 11 Cases under section 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the later of the Effective Date and the date indicated in the order providing for such injunction or stay.

10.6. Injunction Against Interference With Plan.

Upon the entry of the Confirmation Order, all holders of Claims and Equity Interests, and other parties in interest, along with their respective present and former employees, agents, officers, directors, principals and affiliates shall be enjoined from taking any actions to interfere with the implementation or consummation of the Plan.

10.7. Exculpation.

Notwithstanding anything herein to the contrary, as of the Effective Date, none of the Debtors, the Reorganized Debtors, the Committees, the Chief Restructuring Officer, the agents and lenders under the Prepetition BMO Credit Agreement and the Prepetition CoBank Credit Agreement Agreement, the agents and lenders party to the DIP Credit Agreement, and their respective directors, officers, employees, partners, members, agents, representatives, accountants, financial advisors, investment bankers, or attorneys (but solely in their capacities as such) shall have or incur any liability for any claim, cause of action or other assertion of liability for any act taken or omitted to be taken since the Commencement Date in connection with, or arising out of, the Chapter 11 Cases, the formulation, dissemination, confirmation, consummation, or administration of the Plan, property to be distributed under the Plan, or any other act or omission in connection with the Chapter 11 Cases, the Plan, the Disclosure Statement or any contract, instrument, document or other agreement related thereto; provided, however, that the foregoing shall not affect the liability of any person that would otherwise result from any such act or omission to the extent such act or omission is determined by a Final Order to have constituted willful misconduct, gross negligence, fraud, criminal conduct, intentional unauthorized misuse of confidential information that causes damages, or ultra vires act.

10.8. Releases by Holders of Claims and Equity Interests.

Effective as of the Confirmation Date but subject to the occurrence of the Effective Date, and in consideration of the services provided to the Debtors by (a) the present and former directors, officers, employees, affiliates, agents, financial advisors, investment bankers, attorneys, and representatives of the Debtors, the Chief Restructuring Officer, (b) the Committees, (c) the agents and lenders under the Prepetition BMO Credit Agreement, (d) the agents and lenders under to the Prepetition CoBank Credit Agreement, (e) the agents and lenders under the DIP Credit Agreement, (f) Pilgrim Interests, Ltd. (solely in its capacity as guarantor under the Guarantee Agreements), and (g) the Debtors and the Reorganized Debtors, each holder of a Claim or an Equity Interest that votes to accept the Plan (or is deemed to accept the Plan), and to the fullest extent permissible under applicable law, as such law may be extended or integrated after the Effective Date, each holder of a Claim or Equity Interest that does not vote to accept the Plan, shall release unconditionally and forever each of (a) the present and former directors, officers, employees, affiliates, agents, financial advisors, investment bankers, attorneys, and representatives of the Debtors, the Chief Restructuring Officer, (b) the Committees, (c) the agents and lenders under the Prepetition BMO Credit Agreement, (d) the agents and lenders under to the Prepetition CoBank Credit Agreement, and (e) the agents and lenders under the DIP Credit Agreement, (f) Pilgrim Interests, Ltd. (solely in its capacity as guarantor under the Guarantee Agreements), and (f) the Debtors and the Reorganized Debtors, from any and all claims or causes of action that exist as of the Effective Date and arise from or relate to, in any manner, in whole or in part, the operation of the business of the Debtors, the subject matter of, or the transaction or event giving rise to, the Claim or Equity Interest of such holder, the business or contractual arrangements between any Debtor and such holder, any restructuring of such Claim or Equity Interest prior to the Chapter 11 Cases, or any act, omission, occurrence, or event in any manner related to such subject matter, transaction or obligation, or arising out of the Chapter 11 Cases, including, but not limited to, the pursuit of confirmation of the Plan, the consummation thereof, the administration thereof, or the property to be distributed thereunder; provided, that the foregoing shall not operate as a waiver of or release from any causes of action arising out of the willful misconduct, gross negligence, fraud, criminal conduct, intentional unauthorized misuse of confidential information that causes damages, or ultra vires acts of any such person or entity.

10.9. Releases by Debtors and Reorganized Debtors.

Effective as of the Confirmation Date but subject to the occurrence of the Effective Date, and in consideration of the services provided to the Debtors by (a) the present and former directors, officers, employees, affiliates, agents, financial advisors, investment bankers, attorneys, and representatives of the Debtors (including the Chief Restructuring Officer), (b) the Committees, (c) the agents and lenders under the Prepetition BMO Credit Agreement, (d) the agents and lenders under to the Prepetition CoBank Credit Agreement, (e) the agents and lenders under the DIP Credit Agreement, and (f) Pilgrim Interests, Ltd. (solely in its capacity as guarantor under the Guarantee Agreements), each Debtor and Reorganized Debtor shall release unconditionally and forever each of (a) the present and former directors, officers, employees, affiliates, agents, financial advisors, investment bankers, attorneys, and representatives of the Debtors (including the Chief Restructuring Officer), (b) the Committees, (c) the agents and lenders under the Prepetition BMO Credit Agreement, (d) the agents and lenders under to the Prepetition CoBank Credit Agreement, (e) the agents and lenders under the DIP Credit Agreement, and (f) Pilgrim Interests, Ltd. (solely in its capacity as guarantor under the Guarantee Agreements), from any and all claims or causes of action that exist as of the Effective Date and arise from or relate to, in any manner, in whole or in part, the operation of the business of the Debtors, the business or contractual arrangements between any Debtor and any such person or entity, or any act, omission, occurrence, or event in any manner related to such subject matter, transaction or obligation, or arising out of the Chapter 11

Cases, including, but not limited to, the pursuit of confirmation of the Plan, the consummation thereof, the administration thereof, or the property to be distributed thereunder; provided, that the foregoing shall not operate as a waiver of or release from any causes of action arising out of the willful misconduct, gross negligence, fraud, criminal conduct, intentional unauthorized misuse of confidential information that causes damages, or ultra vires acts of any such person or entity.

10.10. Avoidance Actions.

From and after the Effective Date, the Reorganized Debtors shall have the sole right to prosecute any and all Avoidance Actions, equitable subordination actions or recovery actions under sections 105, 502(d), 510, 542 through 551, and 553 of the Bankruptcy Code that belong to the Debtors or Debtors in Possession, other than with respect to any cause of action or Avoidance Action released herein, in the Confirmation Order, or in any other Final Order of the Bankruptcy Court.

10.11. Retention of Causes of Action/Reservation of Rights.

(a) Except as provided in sections 10.7 and 10.9 hereof, nothing contained in the Plan or the Confirmation Order shall be deemed to be a waiver or relinquishment of any rights or cause of action that the Debtors or the Reorganized Debtors may have or which the Reorganized Debtors may choose to assert on behalf of their respective estates under any provision of the Bankruptcy Code or any applicable nonbankruptcy law, including, without limitation, (i) any and all Claims against any Entity, to the extent such Entity asserts a crossclaim, a counterclaim, and/or a Claim for setoff that seeks affirmative relief against the Debtors, the Reorganized Debtors, their officers, directors, or representatives and (ii) the turnover of any property of the Debtors’ estates.

(b) Nothing contained in the Plan or the Confirmation Order shall be deemed to be a waiver or relinquishment of any claim, cause of action, right of setoff, or other legal or equitable defense that the Debtors had immediately prior to the Commencement Date, against or with respect to any Claim. The Reorganized Debtors shall have, retain, reserve, and be entitled to assert all such claims, causes of action, rights of setoff, and other legal or equitable defenses that the Debtors had immediately prior to the Commencement Date as fully as if the Chapter 11 Cases had not been commenced, and all of the Reorganized Debtors’ legal and equitable rights respecting any Claim may be asserted after the Confirmation Date to the same extent as if the Chapter 11 Cases had not been commenced.

10.12. Limitations on Exculpation and Releases of Representatives.

Nothing in Sections 10.7, 10.8 or 10.9 of the Plan shall (i) be construed to release or exculpate any entity from fraud, malpractice, criminal conduct, intentional unauthorized misuse of confidential information that causes damages, or ultra vires acts, or (ii) limit the liability of the professionals of the Debtors, the Reorganized Debtors, and the Committees to their respective clients pursuant to the relevant provisions of the Code of Professional Responsibility.

ARTICLE XI

CONDITIONS PRECEDENT TO EFFECTIVE DATE

11.1. Conditions Precedent to Effectiveness.

The Effective Date shall not occur and the Plan shall not become effective unless and until the following conditions are satisfied in full or waived in accordance with Section 11.2 of the Plan:

(a) The Confirmation Order, in form and substance reasonably satisfactory to the Debtors, and, in so far as the Confirmation Order relates to the SPA or any matter set forth therein, reasonably satisfactory to the Plan Sponsor, shall have been entered and shall not be subject to any stay or injunction;

(b) All actions, documents, and agreements necessary to implement the Plan shall have been effected or executed; and

(c) Other than those conditions that by their nature can only be satisfied at the closing of the transactions contemplated by the SPA, the conditions precedent to the SPA shall have been satisfied or waived by the parties thereto and the Reorganized Debtors shall have access to the Cash contributed by the Plan Sponsor.

11.2. Waiver of Conditions.

Each of the conditions precedent in Section 11.1 hereof (other than entry of the Confirmation Order) may be waived in whole or in part, as applicable, by the Debtors or the Plan Sponsor. Any such waiver may be effected at any time, without notice or leave or order of the Bankruptcy Court and without any formal action.

11.3. Effect of Failure of Conditions to Effective Date.

In the event the conditions precedent specified in Section 11.1 hereof have not been satisfied or waived pursuant to Section 11.2 hereof on or prior to the date to be specified in the Confirmation Order, then (i) the Confirmation Order shall be vacated, (ii) no distributions under the Plan shall be made, (iii) the Debtors and all holders of Claims and Equity Interests shall be restored to the status quo ante as of the day immediately preceding the Confirmation Date as though the Confirmation Date had never occurred, (iv) all of the Debtors’ obligations with respect to the Claims and Equity Interests shall remain unchanged and nothing contained herein shall be deemed to constitute a waiver or release of any claims by or against the Debtors or any other Entity or to prejudice in any manner the rights of the Debtors or any other Entity in any further proceedings involving the Debtors, and (v) nothing contained herein shall prejudice in any manner the rights of the Debtors, including, without limitation, the right to seek a further extension of the exclusive periods under section 1121(d) of the Bankruptcy Code.

ARTICLE XII

RETENTION OF JURISDICTION

On and after the Effective Date, the Bankruptcy Court shall have exclusive jurisdiction over all matters arising out of, arising under, and related to the Chapter 11 Cases and the Plan pursuant to, and for the purpose of, sections 105(a) and 1142 of the Bankruptcy Code, including, without limitation:

(a) To hear and determine pending applications for the assumption or rejection of executory contracts or unexpired leases, the allowance of Claims resulting therefrom and any disputes with respect to executory contracts or unexpired leases relating to the facts and circumstances arising out of or relating to the Chapter 11 Cases;

(b) To determine any motion, adversary proceeding, application, contested matter, and other litigated matter pending on or commenced after the Confirmation Date;

(c) To ensure that distributions to holders of Allowed Claims are accomplished as provided herein;

(d) To consider Claims or the allowance, classification, priority, compromise, estimation, or payment of any Claim or Equity Interest;

(e) To enforce the terms of the ADR Procedures Order and hear any matter arising from the alternative dispute resolution procedures established therein;

(f) To enter, implement, or enforce such orders as may be appropriate in the event the Confirmation Order is stayed, reversed, revoked, modified, or vacated for any reason;

(g) To issue injunctions, enter and implement other orders, and take such other actions as may be necessary or appropriate to prevent interference by any person with the consummation, implementation, or enforcement of the Plan, the Confirmation Order, or any other order of the Bankruptcy Court;

(h) To hear and determine any application to modify the Plan in accordance with section 1127 of the Bankruptcy Code, to remedy any defect or omission or reconcile any inconsistency in the Plan, the Disclosure Statement, or any order of the Bankruptcy Court, including the Confirmation Order, in such a manner as may be necessary to carry out the purposes and effects thereof;

(i) To hear and determine all applications under sections 330, 331, and 503(b) of the Bankruptcy Code for awards of compensation for services rendered and reimbursement of expenses incurred prior to the Confirmation Date;

(j) To consider any amendments to or modifications of the Plan or to cure any defect or omission, or reconcile any inconsistency, in any order of the Bankruptcy Court, including, without limitation, the Confirmation Order;

(k) To hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan and the Confirmation Order; provided, however, that notwithstanding anything to the contrary in this Article XII, disputes arising in connection with the interpretation, implementation or enforcement of the SPA or the Exit Financing or any other transactions or payments contemplated thereby shall be heard and determined as set forth therein.

(l) Subject to paragraph (k) of this Article XII, to take any action and issue such orders as may be necessary to construe, enforce, implement, execute, and consummate the Plan or to maintain the integrity of the Plan following the Effective Date;

(m) To issue injunctions, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any Person with consummation, implementation or enforcement of the Plan or the Confirmation Order;

(n) To determine such other matters and for such other purposes as may be provided in the Confirmation Order;

(o) To hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code (including the expedited determination of tax under section 505(b) of the Bankruptcy Code);

(p) To determine the scope of any discharge of any Debtor under the Plan or the Bankruptcy Code;

(q) To recover all assets of the Debtors and all property of the Debtors’ estates, wherever located;

(r) To hear and determine any rights, claims or causes of action held by or accruing to the Debtors pursuant to the Bankruptcy Code, any other federal or state statute, or any legal theory;

(s) To enter a final decree closing the Chapter 11 Cases;

(t) Subject to paragraph (k) of this Article XII, to determine any other matters that may arise in connection with or are related to the Plan, the Disclosure Statement, the Confirmation Order any of the Plan Documents, or any other contract, instrument, release or other agreement or document related to the Plan, the Disclosure Statement or the Plan Supplement; and

(u) To hear and determine any other matter not inconsistent with the Bankruptcy Code.

ARTICLE XIII

MISCELLANEOUS PROVISIONS

13.1. Effectuating Documents and Further Transactions.

The Reorganized Debtors are authorized to execute, deliver, file, or record such contracts, instruments, releases, and other agreements or documents (including, without limitation, the Restated Certificate of Incorporation, the Restated Bylaws and any other Reorganized Debtor Constituent Documents) and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan and any securities issued pursuant to the Plan.

13.2. Withholding and Reporting Requirements.

In connection with the Plan and all instruments issued in connection therewith and distributed thereunder, any party issuing any instrument or making any distribution under the Plan, shall comply with all applicable withholding and reporting requirements imposed by any federal, state, or local taxing authority, and all distributions under the Plan shall be subject to any such withholding or reporting requirements. Notwithstanding the above, each holder of an Allowed Claim that is to receive a distribution under the Plan shall have the sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any governmental unit, including income, withholding, and other tax obligations, on account of such distribution. Any party issuing any instrument or making any distribution under the Plan has the right, but not the obligation, to not make a distribution until such holder has made arrangements satisfactory to such issuing or disbursing party for payment of any such tax obligation.

13.3. Corporate Action.

Upon the Effective Date, the following transactions shall be deemed to occur:

(a) General. All actions contemplated by the Plan shall be deemed authorized and approved in all respects, including, without limitation, (i) the execution and entry into the Exit Facility, (ii) adoption and approval of those terms of the SPA that have not already been approved pursuant to a Final Order of the Bankruptcy Court, (iii) the distribution of the New PPC Common Stock, (iv) adoption of the New Employee Incentive Plans, (v) selection of the board and the officers of the Reorganized Debtors, and (vi) all other actions contemplated by the Plan (whether to occur before, on or after the Effective Date). All matters provided for in the Plan involving the corporate structure of the Debtors or the Reorganized Debtors or any corporate action required by the Debtors or the Reorganized Debtors in connection with the Plan shall be deemed to have occurred and shall be in effect without any requirement of further action by the security holders, directors, or officers of the Debtors or the Reorganized Debtors. On or (as applicable) prior to the Effective Date, the appropriate officers of the Debtors or the Reorganized Debtors, as applicable, shall be authorized and directed to issue, execute and deliver the agreements, documents, securities and instruments contemplated by the Plan, necessary for or desirable to effect the transactions contemplated by the Plan, in the name of and on behalf of the Reorganized Debtors, including, without limitation, (x) the Exit Facility Documents, (y) the SPA, and (z) any and all other agreements, documents, securities and instruments relating to the foregoing.

(b) Restated Certificate of Incorporation and Restated Bylaws. On the Effective Date or as soon as practicable thereafter, each of the applicable Reorganized Debtors shall adopt amended certificates of incorporation and, as deemed necessary, amended bylaws (or similar organization documents) and shall file the amended certificates of incorporation with the Secretary of State of the State of Delaware or, if such Debtor is organized under the laws of another jurisdiction, file similar organization documents with the appropriate authority in the applicable jurisdiction. In addition, on or before the Effective Date, pursuant to and only to the extent required by section 1123(a)(6) of the Bankruptcy Code, the amended certificates of incorporation shall satisfy the provisions of the Bankruptcy Code and shall include, among other things, pursuant to section 1123(a)(6) of the Bankruptcy Code, (i) a provision prohibiting the issuance of non-voting equity securities and (ii) a provision setting forth an appropriate distribution of voting power among classes of equity securities possessing voting power. On the Effective Date, the boards of directors of each of the Reorganized Debtors shall be deemed to have adopted amended bylaws for each Reorganized Debtor.

13.4. Exemption from Transfer Taxes.

Pursuant to section 1146(a) of the Bankruptcy Code, the issuance, transfer, or exchange of equity securities under the Plan, the creation of any mortgage, deed of trust, or other security interest, the making or assignment of any lease or sublease, or the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with the Plan, including, without limitation, the New PPC Common Stock, the Exit Facility, the SPA, any merger agreements or agreements of consolidation, deeds, bills of sale, or assignments executed in connection with any of the transactions contemplated under the Plan, shall not be subject to any stamp, real estate transfer, mortgage recording, or other similar tax. All sale transactions consummated by the Debtors and approved by the Bankruptcy Court on and after the Commencement Date through and including the Effective Date, including, without limitation, the transfers effectuated under the Plan, the sale by the Debtors of owned property pursuant to section 363(b) of the Bankruptcy Code, and the assumption, assignment, and sale by the Debtors of unexpired leases of non-residential real property pursuant to section 365(a) of the Bankruptcy Code, shall be deemed to have been made under, in furtherance of, or in connection with the Plan and, thus, shall not be subject to any stamp, real estate transfer, mortgage recording, or other similar tax.

13.5. Expedited Tax Determination.

The Debtors and the Reorganized Debtors are authorized to request an expedited determination of taxes under section 505(b) of the Bankruptcy Code for any and all returns filed for, or on behalf of, the Debtors for any and all taxable periods (or portions thereof) through the Effective Date.

13.6. Payment of Statutory Fees.

On the Effective Date, and thereafter as may be required, the Debtors shall pay all fees payable pursuant to section 1930 of chapter 123 of title 28 of the United States Code.

13.7. Post-Confirmation Date Professional Fees and Expenses.

From and after the Confirmation Date, the Reorganized Debtors shall, in the ordinary course of business and without the necessity for any approval by the Bankruptcy Court, pay the reasonable fees and expenses of professional persons thereafter incurred by Reorganized Debtors.

13.8. Dissolution of Committees.

On the Effective Date, the Committees shall be dissolved and the members thereof shall be released and discharged of and from all further authority, duties, responsibilities and obligations relating to and arising from and in connection with the Chapter 11 Cases. On the Effective Date, the retention or employment of all attorneys, financial advisors, accountants and other agents of the Creditors’ Committee and Equity Committee shall terminate other than for purposes of filing and prosecuting applications for final allowances of compensation for professional services rendered and reimbursement of expenses incurred in connection therewith. To the extent not discharged and released on or prior to the Confirmation Date, on the eleventh (11th) day following the entry of an order in respect of the last of any outstanding fee applications, the Fee Review Committee shall be released and discharged from its obligations pursuant to the Order Granting Motion for (I) Appointment of a Fee Review Committee and (II) Amendment of the Interim Compensation Order [Docket No. 1624 in the Chapter 11 Cases].

13.9. Indenture Trustees as Claim Holders.

Consistent with Bankruptcy Rule 3003(c), the Reorganized Debtors shall recognize proofs of claim timely filed by any Indenture Trustee in respect of any Claims under the Indentures. Accordingly, any Claim, proof of which is filed by the registered or beneficial holder of a Claim, may be disallowed as duplicative of the Claim of the applicable Indenture Trustees, without any further action of the Bankruptcy Court.

13.10. Plan Supplement.

A draft form of the following documents and any other appropriate documents, to the extent not already attached to the Plan, shall be contained in the Plan Supplement and filed with the Clerk of the Bankruptcy Court no later than ten (10) days prior to the last date by which holders of impaired Equity Interests may vote to accept or reject the Plan: (i) Summary of Terms of Exit Facility, (ii) Restated Certificate of Incorporation, (iii) Restated Bylaws, (iv) Summary of New Employee Incentive Plans, (v) list of certain assumed executory contracts and unexpired leases, (vi) list of certain rejected executory contracts and unexpired leases, (vii) list of initial directors for the Reorganized Debtors, and (viii) list of initial officers of Reorganized PPC. Upon its filing with the Bankruptcy Court, the Plan Supplement may be inspected in the office of the Clerk of the Bankruptcy Court during normal court hours. Documents to be included in the Plan Supplement will be posted at a website identified in the Disclosure Statement as they become available, but no later than five (5) days prior to the last date by which votes to accept or reject the Plan must be received. Notwithstanding the foregoing, the Debtors may amend Schedule 8.1, 8.7 and 8.9 prior to the Confirmation Date and each of the other documents contained in the Plan Supplement (in a manner consistent with the Plan and Disclosure Statement) through and including the Effective Date.

13.11. Substantial Consummation.

On the Effective Date, the Plan shall be deemed to be substantially consummated under sections 1101 and 1127(b) of the Bankruptcy Code.

13.12. Amendments or Modifications of the Plan.

Alterations, amendments, or modifications of or to the Plan may be proposed in writing by the Debtors at any time prior to the Confirmation Date, provided that the Plan, as altered, amended, or modified, satisfies the conditions of sections 1122 and 1123 of the Bankruptcy Code, and the Debtors shall have complied with section 1125 of the Bankruptcy Code; provided further that without the prior written consent of the Plan Sponsor, the Debtors may not propose amendments or modifications to any provision in the Plan that would reasonably be expected to have a material adverse effect on the Plan Sponsor or on the ability of the Company and the Plan Sponsor to consummate the transactions contemplated by the SPA except that no consent shall be required for any amendments or modifications to the Plan proposed by the Debtors that are consistent with the rights of PPC under the SPA. After the Confirmation Date, so long as such action does not materially and adversely affect the treatment of holders of Claims or Equity Interests under the Plan, the Debtors or the Reorganized Debtors may institute proceedings in the Bankruptcy Court to remedy any defect or omission or reconcile any inconsistencies in the Plan or the Confirmation Order, with respect to such matters as may be necessary to carry out the purposes and effects of the Plan. A holder of a Claim or Equity Interest that has accepted the Plan shall be deemed to have accepted the Plan, as altered, amended, or modified, if the proposed alteration, amendment, or modification does not materially and adversely change the treatment of the Claim or Equity Interest of such holder.

13.13. Revocation or Withdrawal of the Plan.

The Debtors reserve the right to revoke or withdraw the Plan prior to the Effective Date. If the Debtors take such action, the Plan shall be deemed null and void. In such event, nothing contained in the Plan shall constitute or be deemed a waiver or release of any Claims against the Debtors, any claims or rights of the Debtors against any other person or to prejudice in any manner the rights of the Debtors or any other person in any further proceedings involving the Debtors.

13.14. Severability.

If, prior to the entry of the Confirmation Order, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court, at the request of the Debtors, shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision as altered or interpreted shall then be applicable. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

13.15. Governing Law.

Except to the extent that the Bankruptcy Code or other federal law is applicable, or to the extent an exhibit hereto or a schedule or document in the Plan Supplement provides otherwise, the rights, duties, and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of Texas, without giving effect to the principles of conflict of laws thereof; provided, however, that the SPA shall be governed by the laws as set forth therein.

13.16. Binding Effect.

The Plan shall be binding upon the Debtors, the holders of Claims and Equity Interests and other parties in interest, and their respective successors and assigns, including, without limitation, the Reorganized Debtors.

13.17. Exhibits/Schedules.

All exhibits and schedules to the Plan, including the Plan Supplement, are incorporated into and are a part of the Plan as if set forth in full herein.

13.18. Notices.

In order to be effective, all notices, requests, and demands to or upon the Debtors must be in writing (including by facsimile transmission) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

Pilgrim’s Pride Corporation

4585 US Highway 271 North

Pittsburg, TX 75868-0093

Attn: Richard A. Cogdill

Title: Chief Financial Officer

Telephone: (903) 434-1000

Facsimile: (972) 290-8950

With a copy to:

Weil, Gotshal & Manges LLP

200 Crescent Court, Suite 300

Dallas, Texas 75201

Attn: Stephen A. Youngman

Telephone: (214) 746-7700

Facsimile: (214) 746-7777

                - and -

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

Attn: Victoria Vron

Telephone: (212) 310-8000

Facsimile: (212) 310-8007

13.19. Time.

In computing any period of time prescribed or allowed by the Plan, unless otherwise set forth herein or determined by the Bankruptcy Court, the provisions of Bankruptcy Rule 9006 shall apply.

13.20. Section Headings.

The section headings contained in the Plan are for reference purposes only and shall not affect in any way the meaning or interpretation of the Plan.

13.21. No Admissions.

AS TO CONTESTED MATTERS, ADVERSARY PROCEEDINGS AND OTHER CAUSES OF ACTION OR THREATENED CAUSES OF ACTIONS, THE PLAN SHALL NOT CONSTITUTE OR BE CONSTRUED AS AN ADMISSION OF ANY FACT OR LIABILITY, STIPULATION, OR WAIVER, BUT RATHER AS A STATEMENT MADE IN SETTLEMENT NEGOTIATIONS. THE PLAN SHALL NOT BE ADMISSIBLE IN ANY NON-BANKRUPTCY PROCEEDING NOR SHALL IT BE CONSTRUED TO BE CONCLUSIVE ADVICE ON THE TAX, SECURITIES, AND OTHER LEGAL EFFECTS OF THE PLAN AS TO HOLDERS OF CLAIMS AGAINST, AND EQUITY INTERESTS IN, PPC OR ANY OF ITS SUBSIDIARIES AND AFFILIATES, AS DEBTORS AND DEBTORS IN POSSESSION IN THE CHAPTER 11 CASES.

Dated: September 17, 2009

            Fort Worth, Texas

Respectfully submitted,

PILGRIM’S PRIDE CORPORATION

By:	/s/ Richard A. Cogdill
Name:	Richard A. Cogdill
Title:	Chief Financial Officer

PFS DISTRIBUTION COMPANY

By:	/s/ Richard A. Cogdill
Name:	Richard A. Cogdill
Title:	Chief Financial Officer

PPC TRANSPORTATION COMPANY

By:	/s/ Richard A. Cogdill
Name:	Richard A. Cogdill
Title:	Chief Financial Officer

TO-RICOS, LTD.

By:	/s/ Richard A. Cogdill
Name:	Richard A. Cogdill
Title:	Chief Financial Officer

TO-RICOS DISTRIBUTION, LTD.

By:	/s/ Richard A. Cogdill
Name:	Richard A. Cogdill
Title:	Chief Financial Officer

PILGRIM’S PRIDE CORPORATION OF WEST VIRGINIA, INC.

By:	/s/ Richard A. Cogdill
Name:	Richard A. Cogdill
Title:	Chief Financial Officer

PPC MARKETING, LTD.

By:	Pilgrim’s Pride Corporation
Its General Partner

/s/ Richard A. Cogdill
Name:	Richard A. Cogdill
Title:	Chief Financial Officer

EXHIBIT A

Summary of Terms of Exit Facility

[To be filed with Plan Supplement]

EXHIBIT B

Stock Purchase Agreement

EXHIBIT C

Restated Certificate of Incorporation

and

Restated Bylaws

EXHIBIT D

Summary of New Employee Incentive Plans

The following is a summary of the material terms of the Short Term Management Incentive Plan and the Long Term Incentive Plan.

1.	Short Term Management Incentive Plan

The Debtors have incorporated the Short Term Management Incentive Plan (the “STIP”) into the Plan, and seek to have such program approved in the Confirmation Order and to be implemented by the Reorganized PPC as of the Effective Date. Regular, full-time salaried, exempt employees of the Reorganized PPC and its affiliates who are selected by the administering committee are eligible to participate in the STIP.

The principal features of the STIP are summarized below, but the summary is qualified in its entirety by reference to the STIP itself, which is in substantially the form attached to the Plan as Exhibit D-1.

The STIP is being included in the Plan in order to preserve the Reorganized PPC’s federal income tax deduction for incentive compensation paid to certain executive officers based on the attainment of established performance goals. Accordingly, the STIP has been structured in a manner such that payments under the plan to individuals covered by Section 162(m) of the Internal Revenue Code of 1986 (as amended, the “IRC”), can satisfy the requirements for “performance-based” compensation, within the meaning of Section 162(m) of the IRC.

Administration

A committee of the Reorganized PPC’s Board of Directors (the “STIP Committee”), consisting solely of members who are “outside directors,” within the meaning of Section 162(m) of the IRC, will administer the STIP with respect to bonus awards granted under the STIP that are intended to qualify as performance-based compensation for purposes of Section 162(m) of the IRC. The STIP Committee will have the authority to interpret all provisions of the STIP, to adopt, amend, and rescind rules pertaining to the administration, interpretation and application of the STIP, and to make all other determinations necessary or advisable for the administration of the STIP, and to reduce, in its discretion, the amount of any bonus awards otherwise payable under the STIP. While it is anticipated that the Reorganized PPC’s Board of Directors will delegate all aspects of administration of the STIP to the STIP Committee, the STIP provides that the Reorganized PPC’s Board of Directors may exercise the rights and duties of the STIP Committee under the STIP except with respect to matters which under Section 162(m) of the IRC are required to be determined in the sole and absolute discretion of the STIP Committee.

Eligibility

Regular, full-time salaried exempt employees of the Reorganized PPC and any of its affiliates who, in the opinion of the STIP Committee, are employees whose performance can contribute to the successful management and financial success of the Reorganized PPC or an affiliate are eligible to be selected by the STIP Committee to participate in the STIP. The Reorganized PPC estimates that approximately 3,000 employees are eligible to participate in the STIP. The STIP Committee will determine which employees will be participants in the STIP.

Exhibit D - 1

STIP Operation

Under the STIP, the STIP Committee may grant bonus awards that are intended to qualify as performance-based compensation within the meaning of Section 162(m) of the IRC and awards that are not intended to so qualify. Awards granted under the STIP are payable upon achievement of performance goals established by the STIP Committee.

For awards to covered employees that are intended to qualify as performance-based compensation under Section 162(m) of the IRC, within the earlier of 90 days after commencement of a performance period or the expiration of 25% of the performance period, the STIP Committee will designate or approve the following in writing in connection with the grant of an award:

•

the performance period, which may consist of one or more periods of times, and which may be of varying and overlapping durations (for instance, the STIP Committee may determine that the bonus award may have a performance period that coincides with the fiscal year);

•	objectively determined performance goals applicable to the performance periods;

•	the maximum amount that may be paid upon achievement of the performance goals.

Performance Goals

The performance goals, which, for purposes of awards to covered employees that are intended to qualify as performance-based compensation under Section 162(m) of the IRC, must be objectively determinable and substantially uncertain at the time they are established, will be set by the STIP Committee. Depending on the performance criteria used to establish the performance goals, the performance goals may be expressed in terms of overall Reorganized PPC’s performance or the performance of an affiliate of the Reorganized PPC, or division or business unit of the Reorganized PPC or an affiliate. The performance goals may be measured in absolute terms or as compared to any incremental increase or as compared to the results of a peer group. The following performance criteria may be considered for purposes of awards that are intended to qualify as “performance-based” compensation under 162(m) of the IRC: interest, taxes, depreciation, amortization, restructuring costs or rental expenses; sales; economic value-added; cash flow (including, but not limited to, operating cash flow and free cash flow); cash flow return on capital; earnings per share of common stock (including earnings before any one or more of the following: interest, taxes, depreciation, or amortization); return on equity; return on capital; total stockholder return; return on invested capital; return on assets or net assets; return on sales; income or net income (either before or after taxes); operating earnings; operating income reductions or savings or expense management; funds from operations; appreciation in the fair market value of shares of common stock; working capital; market share; productivity; expense; operating efficiency; customer satisfaction; and safety record.

Adjustments

At the time of grant, the STIP Committee may specify one or more objectively determinable adjustments that may be made to one or more of the performance goals.

Annual Award Limit

The maximum aggregate amount that may be paid under all awards granted under the STIP that are intended to constitute performance-based compensation under Section 162(m) of the IRC to a covered employee during any fiscal year may not exceed $10,000,000. The Reorganized PPC does not currently intend to grant individual awards that approach the maximum allowable amount, but is asking for approval of this maximum amount to preserve necessary flexibility over the next five years.

Exhibit D - 2

Payment of Awards; Form of Payment

Following completion of each performance period and prior to the distribution of any payment for an award granted under the STIP, the STIP Committee will determine whether the performance goals for the performance period were satisfied. Awards that are intended to qualify as performance-based compensation under Section 162(m) of the Code will be paid as soon as practicable after the STIP Committee has certified in writing that the participant has met the applicable performance goals unless the participant is eligible and authorized to defer receipt of the payment. In the case of awards to covered employees that are intended to qualify as performance-based compensation under Section 162(m) of the IRC, the STIP Committee retains the discretion to reduce (but not increase) the amount otherwise payable under an award granted pursuant to the STIP (including a reduction to zero).

Awards may be paid, at the option of the STIP Committee, in cash, or common stock of the Reorganized PPC, or in any combination of the foregoing.

Termination of Employment

If a participant’s employment with the Reorganized PPC or any of its affiliates is terminated for any reason other than death or disability prior to the end of a performance period, the participant will not have a right to payment with respect to the award, unless expressly authorized by the STIP Committee and doing so will not have the effect of preventing the award from qualifying as performance-based compensation under Section 162(m) of the IRC.

Amendment and Termination

The STIP Committee or the Reorganized PPC’s Board of Directors may amend, suspend or terminate the STIP at any time and from time to time. An amendment will be subject to stockholder approval only if such approval is necessary to maintain the STIP in compliance with Section 162(m) of the IRC. The STIP Committee or the Reorganized PPC’s Board of Directors may not modify performance goals or adjustments applicable to any outstanding awards to the extent such modification would cause the award to fail to constitute qualified performance-based compensation.

Effective Date

The STIP is effective with respect to the Reorganized PPC’s fiscal year beginning September 27, 2009. The STIP will remain in effect subject to termination by the Reorganized PPC’s Board of Directors or the STIP Committee at any time. Awards may be granted once the STIP becomes effective, but any awards that are intended to constitute performance-based compensation under Section 162(m) of the IRC that are granted before the STIP is approved by Debtors’ stockholders will not be paid unless and until the STIP is approved.

2.	Long Term Incentive Plan

The Debtors have incorporated the Long Term Incentive Plan (the “LTIP”) into this Plan, and seek to have such program approved in the Confirmation Order and to be implemented by the Reorganized PPC as of the Effective Date. The LTIP will be applicable to certain of the Reorganized PPC’s employees and board members, and may entitle such employees and board members to New Debtors Common Stock and annual cash bonuses.

Exhibit D - 3

The principal features of the LTIP are summarized below, but the summary is qualified in its entirety by reference to the LTIP itself, which is in substantially the form attached to the Plan as Exhibit D-2.

The LTIP is intended to assist the Reorganized PPC in recruiting and retaining the best available personnel and to link the personal interests of the Reorganized PPC’s key employees, consultants and directors to those of the Reorganized PPC’s stockholders by providing such individuals with an incentive to generate superior returns to such stockholders.

Shares Subject to the LTIP

The Plan provides for issuance of an aggregate number of shares of common stock in the Reorganized PPC equal to the lesser of (i) a number of shares equal to the quotient arrived at by dividing $50,000,000 by the average of the per share closing prices on the Pink OTC Markets, or if the shares are not then traded on the Pink OTC Markets, on the principal exchange, market or quotation system on which the shares are then traded or listed, of the shares during the 10 consecutive trading days ending on (and including) the trading day immediately preceding the effective date of PPC’s emergence from bankruptcy under Chapter 11 of the United States Bankruptcy Code, and (ii) 10,000,000 shares, which will be held by the Reorganized PPC and may be issued for the purposes of granting awards pursuant to the LTIP, all of which may be issued pursuant to the exercise of “incentive stock options” within the meaning of Section 422 of the IRC.

Any shares subject to an award that terminate, expire or are settled in cash will be available again for grant under the LTIP. Shares tendered or withheld as payment of the exercise price under an award or as a tax withholding for a payment of an award will also be available again for future grant under the LTIP. Shares issued by the Reorganized PPC to assume or substitute for outstanding awards of an entity acquired by the Reorganized PPC or related entities will not be counted against the shares available for issuance under the LTIP. The payment of dividend equivalent rights in cash will not be counted against the number of shares available for issuance under the LTIP. The shares ultimately distributed under the LTIP may consist of authorized and unissued shares, treasury shares or shares purchased on the open market.

Administration

The LTIP will be administered by the Board of Directors of the Reorganized PPC unless such Board of Directors chooses to delegate administration responsibilities to be constituted in such a manner that will satisfy applicable law and stock exchange rules (the Board of Directors acting in this capacity or any committee appointed to so act are referred to herein as the “LTIP Committee”). The LTIP Committee will determine which eligible individuals are to receive awards under the LTIP, the type or types of award granted, the time or times when such awards are made, exercise price, grant price, purchase price, award restrictions, and vesting schedules. The LTIP Committee will also determine whether the exercise price of an award will be paid in cash, shares, other awards, or other property, and whether an award may be canceled, forfeited, or surrendered. The LTIP Committee may amend the terms of the LTIP and outstanding awards, except that no amendment will be effective without stockholder approval if stockholder approval is required by applicable laws or by the listing standards of the principal exchange on which the Reorganized PPC’s common stock is traded, and amendments to outstanding awards may not materially and adversely impact the rights of a participant without the participant’s prior written consent. The LTIP Committee does not have the authority to accelerate or delay issuance of shares under

Exhibit D - 4

an award if the acceleration or delay would be considered a deferral of compensation under Section 409A of the IRC, except to the extent that such acceleration or delay may, in the LTIP Committee’s discretion, take effect in a manner that will not cause any person to incur taxes, interest or penalties under Section 409A of the IRC.

Equity Awards

The LTIP provides for the following types of awards:

Stock Options. The LTIP provides for the grant of incentive stock options, or “ISOs,” within the meaning of Section 422 of the IRC, and non-qualified stock options, or “NSOs,” to employees, directors and consultants. ISOs may only be granted to employees of the Reorganized PPC or its subsidiaries. Options are granted with terms determined by the LTIP Committee, provided that ISOs are subject to statutory ISO limitations. Thus, the LTIP Committee determines the exercise price for a stock option within the terms and conditions of the LTIP Committee and applicable law, provided that the exercise price may not be less than 100% of the fair market value of the Reorganized PPC’s common stock on the date of grant. Any person who owns more than 10% of the total combined voting power of all classes of the Reorganized PPC’s stock and the stock of any parent or of any of the Reorganized PPC’s subsidiaries (referred to herein as a “10% owner”) may not be granted an ISO unless the exercise price is at least 110% of the fair market value of the Reorganized PPC’s common stock on the date of grant. “Fair market value” is defined in the LTIP.

Options granted under the LTIP will vest at the rate specified by the LTIP Committee. The LTIP Committee may also substitute a stock appreciation right for a stock option any time before the option is exercised.

The term of any stock option granted under the LTIP may not exceed ten years, and the term of any ISO granted to a 10% owner may not exceed five years. However, if a participant’s employment with the Reorganized PPC ends within ten years from the date an ISO is granted to him or her, the ISO may not expire later than three months after the participant ceases working for the Reorganized PPC, unless the participant terminates employment on account of disability or death, in which case the ISO may not expire later than one year after the date employment terminates.

Participants in the LTIP may pay the exercise price for the shares of stock underlying the granted options in cash, in shares of the Reorganized PPC’s common stock held by the participant, or in other property of the participant that is acceptable to the LTIP Committee. The option may also be exercised through a broker-dealer sale and remittance procedure pursuant to which the participant effects a same day exercise of the option and sale of the purchased shares in order to cover the exercise price for the purchased shares and the applicable withholding taxes. In addition, the LTIP Committee may provide financial assistance to a participant who wishes to exercise his or her outstanding options, provided that the participant is not an executive officer or member of the Reorganized PPC’s Board of Directors, by allowing the participant to deliver an interest-bearing promissory note in the amount of the exercise price and any associated withholding taxes.

Restricted Stock. A restricted stock award is a right to receive shares of the Reorganized PPC’s common stock that are subject to restrictions established by the LTIP Committee. Participants who are granted restricted stock awards under the LTIP Committee may have restrictions on transferability, voting rights and the right to receive dividends on restricted stock awarded under the LTIP. The price that participants will pay for each share of restricted stock will be set by the LTIP Committee and will be paid in a form approved by the LTIP Committee, which may be cash, services rendered or to be rendered to the Reorganized PPC or a related entity, or in another form of payment.

Exhibit D - 5

Stock Appreciation Rights. Stock appreciation rights, or “SARs,” typically provide for payments to the holder based upon increases in the price of the Reorganized PPC’s common stock from the date the SAR was granted to the date that the right is exercised. Unlike an option, the participant is not required to pay an exercise price to exercise a SAR, but simply receives the net amount of the increase in the stock price. The LTIP Committee may elect to settle SARs in cash, in common stock, or in a combination of cash and common stock. The term of a SAR may not exceed ten years.

Performance Share Awards. Performance share awards are awards of shares of Reorganized PPC’s common stock due to satisfaction of performance criteria and assessment of the recipient’s contributions, responsibilities and other compensation as determined by the LTIP Committee, as of a specified date or dates or over a period or periods determined by the LTIP Committee.

Performance Stock Units. Performance stock units are denominated in unit equivalent of shares of the Reorganized PPC’s common stock and/or units of value, including dollar value of shares of the Reorganized PPC’s common stock. They may provide for payment based on specific performance criteria and assessment of the recipient’s contributions, responsibilities and other compensation determined by the LTIP Committee, as of a specified date or dates or over a period or periods determined by the LTIP Committee.

Dividend Equivalent Rights. Dividend equivalent rights are rights to receive the equivalent value, in cash or common stock, of dividends paid on shares that are subject to any award under the LTIP. If dividend equivalent rights are granted, they would be credited as of the dividend payment dates, if any, that occur between an award’s date of grant and date of exercise, vesting, or expiration, as determined by the LTIP Committee. Dividend equivalents are converted to cash or shares by a formula, at a time and with the limitations that are set by the LTIP Committee.

Restricted Stock Units. Restricted stock units are denominated in unit equivalent of shares of the Reorganized PPC’s common stock and are typically awarded to participants without payment of consideration. They are subject to vesting conditions based upon a schedule or performance criteria established by the LTIP Committee. Unlike restricted stock, the stock underlying restricted stock units will not be issued until the restricted stock units have vested. In addition, recipients of restricted stock units generally have no voting or dividend rights until the vesting conditions are satisfied. Restricted stock units may be settled in shares of the Reorganized PPC’s common stock, cash or a combination of both.

Performance Bonus Awards. Performance bonus awards are cash bonuses that are paid upon achievement of performance goals that are established by the LTIP Committee as of a specified date or dates or over a period or periods determined by the LTIP Committee. These awards are intended to comply with IRS requirements under Section 162(m) of the IRC for performance-based compensation.

Other Awards. The LTIP Committee may make other types of awards under the LTIP as long as the awards are consistent with the terms of the LTIP, and they involve either issuance of shares, vesting based on the passing of time, occurrence of one or more events, satisfaction of performance criteria, or issuance of another security which derives its value from the value of the Reorganized PPC’s common stock.

Performance-Based Awards. Performance-based awards include awards other than options or SARs that comply with IRS requirements under Section 162(m) of the IRC for performance-based compensation. The LTIP Committee may designate employees as “covered employees” whose compensation for a given fiscal year may be subject to the limit on deductible compensation imposed by

Exhibit D - 6

Section 162(m) of the IRC. The LTIP Committee may grant to covered employees awards that are paid, vest or become exercisable upon the attainment of Reorganized PPC’s performance criteria established by the LTIP Committee that are related to one or more performance goals as applicable to the Reorganized PPC or any of the Reorganized PPC’s subsidiaries, divisions or operating units, or the performance of an individual. The following performance criteria may be considered for purposes of awards that are intended to qualify as “performance-based” compensation under 162(m) of the IRC: revenue; earnings or net earnings (including earnings before any one or more of the following: interest, taxes, depreciation, or amortization); sales; economic value-added; cash flow (including, but not limited to, operating cash flow and free cash flow); cash flow return on capital; earnings per share of common stock (including earnings before any one or more of the following: interest, taxes, depreciation, amortization, restructuring costs or rental expenses); return on equity; return on capital; total stockholder return; return on invested capital; return on assets or net assets; return on sales; income or net income (either before or after taxes); operating earnings; operating income or net operating income; operating profit or net operating profit; operating or net profit margin; cost reductions or savings or expense management; funds from operations; appreciation in the fair market value of shares of common stock; working capital; market share; productivity; expense; operating efficiency; customer satisfaction; and safety record.

At the time of grant, the LTIP Committee may specify one or more objectively determinable adjustments set forth in the LTIP that may be made to one or more of the performance goals.

No participant in the LTIP may receive more than 5 million shares of common stock per fiscal year pursuant to awards granted under the LTIP that are intended to comply with Section 162(m) of the IRC. The maximum cash amount paid during any fiscal year for awards that are intended to comply with Section 162(m) of the IRC (including performance bonus awards) to a single participant is $10 million. If an award is canceled, the canceled award will continue to count against the maximum number of shares that the participant who was granted the award may receive for the fiscal year in which the cancellation occurs.

Eligibility

The individuals eligible to participate in the LTIP include the Reorganized PPC’s officers and other employees, members of the Reorganized PPC’s Board of Directors and any consultants hired by the Reorganized PPC, as well as employees, members of the boards of, and any consultants to, the Reorganized PPC’s affiliates, except that only employees of the Reorganized PPC or its subsidiaries may be granted ISOs.

Change in Control

The LTIP contains a change in control provision, which may result in the accelerated vesting of outstanding awards. In the event of a change in control of the Reorganized PPC (for example, acquisition by merger or asset sale), each award outstanding under the LTIP will immediately vest, unless the award is converted, assumed or replaced by the successor corporation. In connection with a change in control, the LTIP Committee may permit a participant to exercise his or her awards during a period of time determined by the LTIP Committee. A change in control is generally defined as:

•	a direct or indirect sale or other disposition of all or substantially all the assets of the Reorganized PPC other than to a direct or an indirect subsidiary of the Reorganized PPC;

•

the consummation of any transaction (including, without limitation, any merger, consolidation or recapitalization) to which the Reorganized PPC is a party, the result of which is that immediately after the transaction the stockholders of the Reorganized PPC immediately prior to the transaction hold less than 50.1% of the total voting power generally entitled to vote in the election of directors, managers or trustees of the Reorganized PPC that survives the transaction;

Exhibit D - 7

•	the direct or indirect acquisition of more than 50% of the total voting stock of the Reorganized PPC;

•

during any two consecutive years, individuals who at the beginning of the two-year period constituted the members of the Reorganized PPC’s Board of Directors (together with any new directors whose election or nomination was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of the two-year period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of the Reorganized PPC’s Board of Directors then in office; or

•	the adoption of a plan for the liquidation or dissolution of the Reorganized PPC.

Adjustment Upon Changes in Capitalization

In the event of any stock dividend, stock split, combination or exchange of shares, merger, consolidation, other distribution (other than normal cash dividends) of assets to the Reorganized PPC’s stockholders, or any other change affecting the Reorganized PPC’s common stock other than certain equity restructurings enumerated in the LTIP, the LTIP Committee will make appropriate adjustments in the number and type of shares subject to the LTIP, the terms and conditions of any award outstanding under the LTIP, and the grant or exercise price of any such award. In the case of certain equity restructurings specified in the LTIP, the number and types of securities subject to each outstanding award and the grant or exercise price will be adjusted without any discretion on the part of the LTIP Committee.

Amendment and Termination of the LTIP

With the approval of the Reorganized PPC’s Board of Directors, the LTIP Committee may suspend or terminate the LTIP, or any part thereof, at any time and for any reason. With the approval of the Reorganized PPC’s Board of Directors, the LTIP Committee may also amend the LTIP from time to time, except that the LTIP Committee may not, without prior stockholder approval, amend the LTIP in any manner which would require stockholder approval to comply with any applicable laws, regulations or rules. No action by the Reorganized PPC’s Board of Directors, the LTIP Committee or the Reorganized PPC’s stockholders may alter or impair any award previously granted under the LTIP without the consent of the participant. Unless terminated earlier, the LTIP shall terminate ten years from the date of its approval by the Reorganized PPC’s stockholders, except that ISOs may not be granted following the tenth anniversary of the date the Reorganized PPC’s Board of Directors adopted the LTIP.

Repricing of Certain Awards

The LTIP permits the LTIP Committee in its sole discretion to amend the terms of any outstanding option or SAR under the LTIP to reduce its exercise price and to cancel and replace any outstanding options or SARs with grants having a lower exercise price.

Exhibit D - 8

EXHIBIT D-1

Short Term Management Incentive Plan

EXHIBIT D-2

Long Term Incentive Plan

EXHIBIT E

List of Initial Directors for the Reorganized Debtors

[To be filed with the Plan Supplement1]

[1]	The identity of the independent director of the Reorganized PPC to be designated by the Plan Sponsor shall be disclosed no later than 3 calendar days before the Confirmation Hearing

SCHEDULE 1.34

Compensation and Benefit Programs

The Debtors have the following compensation and employee benefit programs and agreements that either are in effect or are expected to be in effect prior to the Effective Date. The Plan contemplates assumption of each such program and agreement. The Debtors plan to continue to meet the minimum funding requirements under the Pilgrim’s Pride Pension Plan for Legacy GoldKist Employees, the Pilgrim’s Pride Retirement Plan for Union Employees and the Pilgrim’s Pride Retirement Plan for El Dorado Union Employees.

1. Gold Kist former directors paid medical agreements

There are 12 participants in this plan. The benefits are funded from current operations and the participants are included in a medical benefits plan.

2. Gold Kist former directors lifetime retainer benefit agreements

There are 11 participants in this plan. The benefits are funded in part with the proceeds of a Rabbi trust maintained at SunTrust Bank, and in part from current operations.

3. Gold Kist former employees deferred compensation plan agreements

There are five participants in this plan. The benefits are funded in part with the proceeds of a Rabbi trust maintained at SunTrust Bank, and in part from current operations.

4. Gold Kist SERP for former GoldKist employees

There are 56 participants in this plan. The benefits are funded in part with the proceeds of a Rabbi trust maintained at SunTrust Bank, and in part from current operations.

5. Gold Kist Executive Savings Plan

As a result of the acquisition of Gold Kist in 2006, the Debtors assumed administration of a plan whereby employees could defer earnings to be paid later. The assets of this plan were merged into the Pilgrims Pride Deferred Compensation Plan but plan provisions remain separate. The funds are in a Rabbi trust with Wells Fargo.

6. Gold Kist Directors Savings Plan

As a result of the acquisition of Gold Kist in 2006, the Debtors assumed administration of a plan whereby Gold Kist directors could defer earnings to be paid later. The assets of this plan were merged into the Pilgrims Pride Deferred Compensation Plan but plan provisions remain separate. The funds are in a Rabbi trust with Wells Fargo.

7. Gold Kist Enhanced Defined Contribution Plan

As a result of the acquisition of Gold Kist in 2006, the Debtors assumed administration of this frozen defined contribution tax qualified retirement plan.

Schedule 1.34 - 1

8. Pilgrim’s Pride Pension Plan for Legacy Gold Kist Employees

As a result of the Debtors’ acquisition of Gold Kist in 2006, PPC became the sponsor of an ERISA defined benefit pension plan that was offered to Gold Kist employees. The plan has been frozen effective February 8, 2007, but participants are eligible to receive pension benefits per the terms of the plan upon termination or retirement.

9. Pilgrim’s Pride 2005 Deferred Compensation Plan

The Debtors have a plan that allows certain, highly-compensated employees (those who earn $100,000 or more) to defer a portion of their annual salary and/or bonus payments. The Debtors match a certain amount of these deferrals.

10. Pilgrim’s Pride Retirement Plan for Union Employees

The Debtors maintain an ERISA defined benefit plan for current union employees. As described in Section IV(G) of the Disclosure Statement, the Debtors have successfully negotiated agreements with the majority of groups covered under this benefit plan to freeze the plan, although discussions with two unions are still ongoing.

11. Pilgrim’s Pride Retirement Plan for El Dorado Union Employees

The Debtor maintained a retirement plan for union employees for the El Dorado site, which was spun off into a separate plan in 2008. PPC has frozen the plan and filed an application to terminate, but no response has been received from the IRS to date.

12. UFCW Pension Fund

The Debtors make contributions to the UFCW multi-employer defined benefit plans for eligible participants at two UFCW plants, the Athens Supply Plant (as defined below) and the plant in Elberton, GA.

13. 401K Plans

The Debtors withhold from the wages of participating and eligible employees’ contributions toward a 401(k) plan. The Debtors generally match 30% of the first 6% of the employees’ contributions, but some of the bargaining unit and union agreements require different matching contribution rates. Prudential Financial, Inc. maintains most of the 401(k) plans, but the To-Ricos entities have their savings plan (similar to a U.S. 401(k) plan) administered by Pension Services, Inc. The employees’ contributions are generally deducted and forwarded, along with the Debtors’ matching contributions on a weekly basis.

14. Severance Plan

The Debtors provide severance benefits to certain eligible employees if their employment is terminated without cause. In addition to severance pay, the eligible employees receive COBRA coverage for which they are eligible.

Schedule 1.34 - 2

15. 2009 Performance Bonus Plans

During the Chapter 11 Cases, PPC’s board of directors approved an incentive plan for the fiscal year 2009 for approximately 80 employees and executives, including senior vice presidents and above (who currently are not included in any incentive plan), vice presidents, complex managers and select manager-level employees (the “Key Employees”) tasked with assisting the Debtors in their Chapter 11 Cases to incentivize the Key Employees to see the Debtors through a successful exit from bankruptcy. The amounts to be paid to the Key Employees are linked to the Debtors’ earnings before interest, taxes, depreciation, amortization and restructuring costs (“EBITDAR”) in the third and fourth quarters of fiscal 2009 and the successful emergence of the Debtors from bankruptcy (participants are also required to still be employed on the date immediately preceding the Debtors’ emergence from bankruptcy). Key Employees eligible to receive payments under this incentive plan who also participate in PPC’s Performance Incentive Plan or who are parties to the Key Employee Incentive Compensation Agreements will receive only the highest amount payable under any of the three arrangements. PPC’s board of directors also approved a similar incentive plan for Lonnie A. “Bo” Pilgrim. On September 4, 2009, the Debtors filed with the Bankruptcy Court a motion to approve the incentive plan for Key Employees. The motion is expected to be heard by the Bankruptcy Court on September 29, 2009.

16. Paid Time Off (PTO)

Eligible Employees receive their full wages for, among other things, vacation days, sick days, personal days, and holidays. Employees accrue paid time off and related obligations based upon the following calculations:

(a) Vacation, Sick Days and Personal Days: Salaried and hourly non-bargaining unit employees (“NBU Employees”) earn paid vacation on each anniversary of their employment. On their personal employment anniversary, salaried and hourly NBU Employees earn vacation that can be used in the next 12 months. Vacation days do not carry over to the following year. If salaried and hourly NBU Employees leave within the year, they are paid cash for all unused vacation days. Vacation days may be used as sick days. Generally, only salaried nonexempt Employees are eligible to receive paid personal days. Employees may not receive cash for their unused paid personal days. PPC provides hourly BU Employees’ with vacation, sick and personal days in accordance with each Employee’s respective union contract.

(b) Holiday Pay: Salaried and hourly NBU Employees are allowed eight paid holidays per year. With the exception of Thanksgiving and Christmas, most of the holidays are determined at the discretion of the Debtors. The Debtors provide hourly BU Employees’ paid holidays in accordance with each Employee’s respective union contract.

17. Health and Welfare Plans

(a) Medical, Dental and Vision Plans: The Debtors offer medical coverage (including prescription drug coverage) to their salaried and hourly NBU Employees. All bargaining-unit employees (“BU Employees”) are eligible to receive medical coverage pursuant to the terms of their collective bargaining agreements. Hourly BU Employees may be provided with medical coverage (including prescription drug coverage), depending on the individual’s BU contract with the Debtors. Those individuals employed by To-Ricos, Ltd. or To-Ricos Distribution, Ltd. (collectively, the “To-Ricos Entities”) are eligible to receive medical coverage the first of the month after 90 days of their hire date.

Schedule 1.34 - 3

The Debtors’ medical coverage, with the exception of medical coverage provided by the To-Ricos Entities, is primarily provided through a self-insured plan. BlueCross BlueShield of Texas (the “BCBS of TX”) serves as claims administrator for all of the Debtors, with the exception of the To-Ricos Entities. The medical coverage (including dental coverage) offered by the To-Ricos Entities is not self-insured, but instead provided by MCS Life Insurance (“MCS”) and Plan de Salud Hospital Menonita (“PHM”). Because the Debtors self-insure their medical plan, the Debtors (with the exception of the To-Ricos Entities) do not pay any premiums with respect thereto. Generally, the Debtors pay approximately 75% of the cost of the medical plan coverage for Employees and their enrolled family members, with the balance contributed by the Employees through payroll withholding. Approximately 26,408 Employees participate in the Debtors’ medical insurance plan.

The Debtors offer dental coverage, through Ameritas dental plan, to those nonunion Employees working at the Debtors’ Athens, Georgia site (the “Athens Supply Plant”) and those union Employees working at one of three legacy Gold Kist sites. Approximately 1,553 Employees are covered by the Ameritas dental plan. The Debtors also offer Ameritas dental plans to their salaried, non-union hourly and certain union hourly Employees. These plans, however, are paid entirely by participating Employees.

In addition to the above noted Employees, approximately 1,780 Employees are provided dental coverage through the UFCW. The Debtors pay the premiums in connection with the dental coverage provided by UFCW.

The Debtors offer vision coverage to their non-union hourly Employees working at the Athens Supply Plant through the Ameritas vision care plan. Approximately 106 Employees are covered by the Ameritas vision plan. The Debtors also offer Ameritas vision plans to their salaried, nonunion hourly and certain union hourly Employees. These plans, however, are paid entirely by participating Employees.

In addition to the above noted Employees, approximately 1,766 Employees are provided vision coverage through the UFCW. The Debtors fund the payment of premiums to UFCW which, in turn, provides vision coverage to the participating Employees.

(b) Basic Life, AD&D, and Business Travel Accident Insurance: The Debtors, with the exception of the To-Ricos Entities (which entities’ coverage is described separately below), maintain basic life and AD&D insurance coverage for their salaried and hourly NBU and BU Employees in the event of serious illness, injury, or death. Salaried Employees are eligible to receive basic life and AD&D insurance on the date of their employment and non-union hourly Employees are eligible following 60 days of employment. Union Employees’ eligibility depends on the terms of their respective collective bargaining agreements. The Debtors’ (other than the To-Ricos Entities) life insurance plan and AD&D are maintained under the same insurance policy provided by Unum Life Insurance Company of America (“Unum”). Under the basic life insurance plan, in the event of an Employee’s death, the Employee’s designee is entitled to one times the Employee’s annual base pay, up to $1 million. Additionally, under the Debtors’ AD&D plan, an Employee or its designee may receive up to one times the Employee’s annual base pay, up to $1 million. Those Employees with need for a higher level of protection than afforded under the basic life insurance plan may purchase supplemental term life and AD&D insurance, and dependant life insurance.

The To-Ricos Entities offer basic life, AD&D supplemental life and AD&D, and dependent life insurance to all of their full time salaried Employees. These insurance policies are provided by Boston Mutual Life Insurance Company (“BML”). Under the basic life insurance policy, in the event of an executive Employee’s death, the Employee’s designee is entitled to one times the Employee’s

Schedule 1.34 - 4

annual base pay; a sales Employee is entitled to $30,000; and all other Employees are entitled to $25,000. Under the AD&D plan, an Employee or the Employee’s designee may receive up to one times the Employee’s annual base pay, up to $1 million. The To-Ricos Entities offer supplemental life and AD&D insurance, in an amount equal to 1 to 5 times the Employee’s annual base pay.

The Debtors, other than the To-Ricos Entities, also maintain business travel accident insurance for their salaried and hourly NBU Employees. Salaried Employees are eligible to participate in this coverage upon employment, and hourly NBU Employees are eligible following the completion of 60 days of employment. The Debtors’ business travel accident insurance is provided by Cigna. Under the business travel accident insurance plan, in the event that something happens to an Employee while he or she is traveling on a business trip for Pilgrim’s Pride, the Employee or the Employee’s designee may receive up to ten times the Employee’s annual base pay, up to $500,000.

(c) Voluntary Accident, Whole Life, and Critical Illness Insurance: Salaried and hourly NBU and BU Employees may enter into individual insurance contracts with their insurance provider to obtain accident, whole life, and critical illness insurance. Voluntary accident insurance (the “Voluntary Accident Insurance Policy”) provides benefits for covered injuries and accident-related expenses for an individual or family. Because health insurance only covers certain expenses, the Voluntary Accident Insurance Policy is designed to help cover the out-of-pocket expenses that result from a covered accident. Voluntary whole life insurance (the “Voluntary Whole Life Insurance Policy”) provides a death benefit to an Employee’s beneficiary if the Employee passes away, but it may also build cash value that the Employee may use while the Employee is alive. Voluntary critical illness insurance (the “Voluntary Critical Illness Insurance Policy”) provides financial protection for an Employee and his or her family in the event of a serious medical condition, such as a heart attack or cancer. The policy provides a lump sum benefit that may be used any way the Employee chooses. The Debtors do not incur any expenses in connection with the Voluntary Accident Insurance Policy, Voluntary Whole Life Insurance Policy, or the Voluntary Critical Illness Insurance Policy.

(d) Disability Benefits: The Debtors offer short term disability pay to their NBU Employees, funded entirely by PPC. The pay policy provides an Employee who is unable to work due to an illness or injury sixty percent (60%) of his or her base pay for up to 26 weeks. Those Employees who are enrolled in any medical plan and have one year of service are automatically eligible to receive pay in the event of sustaining a disability pursuant to the Debtors’ short term disability pay policy. Individuals working for the To-Ricos Entities, however, are immediately eligible to receive short term disability pay on the date of hire. With the exception of the To-Ricos Entities, Unum administers the Debtors’ short term disability program. The To-Ricos Entities’ short term disability program is administered by Cosvi. The plan administrators advise the Debtors as to whether an Employee should receive short term disability pay. If it is determined the Employee should receive the short term disability pay, the Debtors distribute the pay through the Employee’s salary or wages.

The Debtors also offer short term disability coverage to certain union Employees. The short term disability coverage is insured by Unum. Unum distributes the short term disability pay to the Employees, after deducting premiums for medical, dental, and vision coverage, which premiums it submits to the Debtors via wire or check.

The Debtors offer a salary continuation program to their salaried Employees. Under the salary continuation program, an Employee who is injured or ill may receive one hundred percent (100%) of his or her base salary up to 6 weeks and sixty percent (60%) of his or her base salary up to an additional 19 weeks. Salary continuation begins the first day following an injury or on the eighth day of an illness, inpatient hospitalization, or outpatient service. Employees must report their disability to Unum, the managed disability provider, who advises the Debtors of the approved

Schedule 1.34 - 5

disability period. Employees are not paid under the salary continuation program until they obtain approval by Unum. When disability is due to an illness, the Employee must complete a 7-day elimination period before the Employee may begin receiving salary continuation. When the Employee’s disability is due to an injury, no elimination period applies. Salaried non-exempt Employees must use vacation or personal time to receive pay during the elimination period; however, salaried exempt Employees are paid regular salary during the elimination period. If Unum determines that an Employee is eligible to participate in the Debtors’ salary continuation program, the Debtors distribute the pay the Employee is entitled to receive under the program through the Employees salary or wages. While on leave of absence, the Employee is ineligible for holiday, vacation, personal time, or shift differential pay.

If a salaried Employee is unable to return to work due to an illness or injury at the end of the salary continuation period, the Employee may apply for benefits under the Debtors’ long term disability plan, which plan is administered by Unum and, with respect to the To-Ricos Entities, by Universal Life Insurance Company (“Universal”). Those individuals employed by either of the To-Ricos Entities are eligible to apply for long term disability benefits immediately following their 90th day of employment, even if they are hourly Employees. Under the Debtors’ long term disability plan, an Employee (other than an individual employed by the To-Ricos Entities) may receive sixty percent (60%) of his or her average monthly base pay for the duration of his or her disability until he or she reaches the age of 65. However, if the disability occurs at age 60, benefits are paid according to a graded time schedule which ranges from five years at age 60 to twelve months at age 69 and older. Those individuals employed by either of the To-Ricos Entities who are paid hourly, are eligible to receive $100 per month for the duration of the disability; those salary nonexempt Employees are eligible to receive 60% of their annual base pay up to $5,000, and those salary exempt Employees are eligible to receive 60% of their annual base pay up to $8,000. Amounts an Employee receives from other sources of income, such as workers’ compensation, social security, or other federal, state, or local laws, as well as any retirement benefits, reduce long term disability benefits.

The Debtors’ long term disability plan is fully insured. The insurance premiums associated with the long term disability coverage are deducted from an Employee’s pay on an after tax basis. The Debtors reimburse the Employee half of the premium as compensation.

(e) Flexible Spending Programs: Salaried and hourly NBU Employees may enroll in Flexible Spending Programs (“FSPs”), which programs are administered by PayFlex Systems USA, Inc. (“PayFlex”). Pursuant to these programs, eligible Employees may contribute up to $5,000 per year of pre-tax income through payroll deductions to be used for out-of-pocket medical, dental, or vision expenses, and up to $5,000 per year for child-care or elder-care expenses. The Debtors deduct Employees’ contributions toward this program from their wages on a weekly basis, hold such amounts in a separate account, and forward such amounts to Payflex. Payflex issues reimbursements to Employees for eligible expenses. Because the Debtors’ open enrollment provider pays Payflex’s administrative fees, the Debtors do not incur any costs in connection with the administration of the FSPs.

18. Key Employee Incentive Compensation Agreements

The Debtors have entered into Key Employee Incentive Compensation Agreements (the “Incentive Agreements”) with approximately 210 Employees. The Incentive Agreements were entered into in order to assure that the Debtors will have the continued dedication of certain of their Employees while the Debtors restructure their capital and financial structure. Participants must remain employed by the Debtors through December 31, 2009 to receive payment, which payment will not become due, with certain exceptions, until January 2010. The maximum payout under the Incentive Agreements totals $5.7 million in the aggregate.

Schedule 1.34 - 6

19. Performance Improvement Plan

The Debtors offer certain salaried Employees an annual cash incentive award pursuant to the Pilgrim’s Pride Corporation Performance Improvement Plan (the “PIP”). Approximately 375 Employees are eligible to participate in the PIP. The primary purposes of the PIP are, among other things, to motivate Employees toward achieving annual goals set by the Debtors’ executive team, encourage teamwork, and reward loyalty. Payments under the PIP will not be made until after the end of the Debtors’ fiscal year 2009. Those employees who are eligible to receive a payment pursuant to the PIP as well as any other incentive program are only eligible to receive a payment from one program (the program with the highest payout). The maximum payout under the PIP totals $4.5 million.

20. Professional Drivers Incentive Program

The Debtors maintain a professional drivers incentive program (the “Safe Driving Award Program”) to reward eligible Employees for the safe and professional operation of commercial vehicles throughout the program year. Approximately 1,650 of the Debtors’ truck drivers are eligible to participate in the program. The program year begins on June 1 and ends on May 31 of each year. Employees are eligible to participate in the program if they, among other things, (i) are a full time driver for the entire program year, (ii) did not have an occurrence during the program year, (iii) drove at least 48 weeks in the program year, and (iv) were not placed on disciplinary suspension at any time during the program year. Eligible participants receive either cash or prizes depending on the number of award years that the Employee has participated in the program. The maximum amount an eligible Employee may receive is $2,000 in cash. Cash prizes generally increase with the number of years an Employee has participated in the program. Payments under the program are made once a year in or around August.

21. Attendance Award Program

The Debtors reward hourly Employees who work at select sites and achieve perfect attendance in a 12 month period. The award amounts depend on the particular site at which an individual works. Awards are distributed along with an Employee’s pay.

22. Incentive Education Program

The Debtors reward hourly Employees working at certain of the Debtors’ facilities, who improve their reading or math skills by two grade levels or receive their General Equivalency Diploma and complete at least 40 hours of study time at an approved program. Those qualifying Employees receive a net amount of $100. Awards are distributed along with an Employee’s pay. The Debtors provide their eligible Employees with various service awards and benefits to recognize and reward employee dedication and performance. For example, the Debtors pay cash awards to those Employees who devote a certain number of years to service.

Hourly Employees who work at select sites may each also receive a $250 quarterly reward to the extent that the Employee, among other requirements, engages in training for Hazmat Technician, Confined Space Entry & Rescue, CPR, First Aid and Bloodbourne Pathogens. Certain key hourly Employees are also eligible on a discretionary basis to receive “stay-on” rewards as an incentive to continue to work at a site that is closing. These Employees are not eligible to receive severance.

Schedule 1.34 - 7

23. Referral and Sign-On Rewards

The Debtors also offer referral and sign-on rewards. Those Employees who refer individuals to fulfill certain salaried exempt positions are eligible to receive a monetary reward. Those Employees who refer individuals later hired by the Debtors are entitled to receive $10,000 for referring an individual to a salaried exempt senior level position and $5,000 for referring an individual to other identified salaried exempt positions. Referral rewards are paid in two installments, the first following 6 months of the referee’s employment and the second following 24 months of employment. Additionally, certain key hires are offered sign-on rewards which are paid within the first few weeks of the date of hire, but must be repaid if the Employee leaves before the end of the designated period (usually one year).

24. Tuition Reimbursement

Full time salaried and hourly NBU Employees are entitled to receive tuition reimbursement under the Debtors’ tuition reimbursement program (the “Tuition Reimbursement Program”). Under the program, Employees who receive a grade of “C” or better on coursework provided by an accredited institution qualify for reimbursement. Employees may receive up to $3,000 per year for tuition reimbursement, with a maximum of up to $20,000 in a lifetime. Employees receive reimbursement along with their weekly pay.

25. Chaplain Program

The Debtors maintain a chaplain program (the “Chaplain Program”) with Marketplace Chaplains USA (“Marketplace”), that provides crisis and emergency management support to salaried and hourly BU and NBU Employees. The Debtors pay 100% of the cost of the Chaplain Program for Employees and their immediate families.

26. Nurse Line Program

The Debtors provide, through BCBS of TX, a toll free telephone service (the “ 24/7 Nurseline Program”) that connects participating Employees to experienced registered nurses who can answer questions and provide information on a variety of health care concerns.

27. Special Beginnings Maternity Program

The Debtors maintain, through BCBS of TX, a maternity program (the “Special Beginnings Maternity Program”), which offers prenatal education, obstetric check-up planning, and lifestyle awareness to salaried and hourly NBU and BU Employees and their spouses, regardless of whether the Employees and their spouses are enrolled in the Debtors’ medical plan.

28. Car Allowance Program

The To-Ricos Entities provide a car allowance (the “Car Allowance Program”) to those Employees who use automobiles in the course of their work with the Debtors. Approximately 35 Employees are eligible to participate in the Car Allowance Program.

29. Relocation Program

The Debtors offer a relocation reimbursement plan (the “Relocation Reimbursement Plan”) to new hires and current employees who transfer to a different geographical location. The Relocation Reimbursement Plan applies to the following two categories of employees and the level of benefits varies

Schedule 1.34 - 8

for each: (i) executive Employees and (ii) full time exempt salaried Employees with this program, based on whether full time exempt salaried Employees are homeowners or renters. The scope of benefits varies among the two categories of Employees covered by the Relocation Reimbursement Plan, but in general includes reimbursement for residence-finding trips, temporary residence expense, moving expenses, home marketing and home sale assistance and similar types of arrangements. The Debtors have entered into an agreement with a relocation services provider, SIRVA Relocation LLC (“SIRVA”), to administer the Relocation Reimbursement Plan. With respect to certain types of reimbursable expenses paid directly to those entities that facilitate the relocation, such as movers of household goods, SIRVA funds payment and bills the Debtors at the end of each week. Other types of reimbursable expenses are paid directly by the Employee, who then submits his or her reimbursement requests to SIRVA. SIRVA processes the reimbursement requests provided by the Employee and, with respect to those allowable expenses, forwards the request to the Debtors for payment. The Employee’s taxable reimbursements are included in his or her weekly pay as compensation and those non-taxable reimbursements are included in his or her weekly pay as expense reimbursement.

30. Service Awards

The Debtors offer a service awards program, designed to provide recognition to employees who have reached designated milestones in their career. Beginning with an employee’s fifth anniversary, an employee receives a certificate and may select a gift from a brochure listing company paid gifts, which are available through Michael C. Fina. Every five years the employee may select another gift, the value of which increases as the anniversary date progresses.

Schedule 1.34 - 9

SCHEDULE 8.1

Assumed Executory Contracts and Unexpired Leases

[To be filed with Plan Supplement]

SCHEDULE 8.7

Insurance Policies to be Rejected

[To be filed with Plan Supplement]

SCHEDULE 8.9

Other Contracts to be Rejected

[To be filed with Plan Supplement]